Exhibit 10.1


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                            SHARE EXCHANGE AGREEMENT

                          dated as of January 31, 2006

                                  by and among

                               AVANTOGEN LIMITED,

                          BIOACCELERATE HOLDINGS, INC.

                                       and

                             INNOVATE ONCOLOGY, INC.


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                                TABLE OF CONTENTS

                                                                            Page

1.   DEFINITIONS ...........................................................   1

2.   CLOSING ...............................................................   7

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY .........................   8
     3.1      Due Organization .............................................   8
     3.2      Corporate Power; Authorization; Enforceable Obligation .......   8
     3.3      Capital Stock of the Company .................................   9
     3.4      Parent Affiliate Company Stock ...............................   9
     3.5      Ownership of Capital Stock of Gemini .........................   9
     3.6      Transactions in Capital Stock, Organization Accounting .......   9
     3.7      Subsidiaries .................................................  10
     3.8      Predecessor Status; etc ......................................  10
     3.9      Spin-off by the Company ......................................  10
     3.10     Company Public Reports; Financial Statements .................  10
     3.11     Accounts and Notes Receivable ................................  13
     3.12     Licenses .....................................................  13
     3.13     Tangible Personal Property ...................................  14
     3.14     Environmental Matters ........................................  14
     3.15     Intellectual Property ........................................  14
     3.16     Significant Customers; Company Contracts and Commitments .....  15
     3.17     Real Property ................................................  17
     3.18     Insurance ....................................................  17
     3.19     Compensation; Employment Agreements; Organized Labor Matters .  18
     3.20     Employee Plans ...............................................  18
     3.21     Conformity with Law; Litigation ..............................  19
     3.22     Taxes ........................................................  20
     3.23     No Violations; No Conflict; No Consents Required, Etc ........  23
     3.24     Absence of Changes ...........................................  23
     3.25     Deposit Accounts; Powers of Attorney .........................  25
     3.26     Relations with Governments ...................................  25
     3.27     No Interests In Other Businesses .............................  25
     3.28     Transactions With Affiliates .................................  26
     3.29     Condition and Sufficiency of Assets ..........................  26
     3.30     Takeover Statutes ............................................  26
     3.31     Dissenter's and Appraisal Rights .............................  27
     3.32     Disclosure ...................................................  27

4.   REPRESENTATIONS OF PARENT AND NEWCO ...................................  27
     4.1      Due Organization .............................................  27
     4.2      Corporate Power; Authorization; Enforceable Obligation .......  27
     4.3      Ownership of Gemini Stock ....................................  28
     4.4      Available Funds ..............................................  28
     4.5      No Violations; No Conflict; No Consents Required, Etc ........  28


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     4.6      Compound Intellectual Property ...............................  28

5.   COVENANTS PRIOR TO CLOSING ............................................  29
     5.1      Access and Cooperation; Due Diligence ........................  29
     5.2      Conduct of Business Pending Closing ..........................  30
     5.3      Prohibited Activities ........................................  31
     5.4      No Solicitation ..............................................  34
     5.5      Notification of Certain Matters ..............................  35
     5.6      Proxy or Information Statement ...............................  36
     5.7      Company and Parent Shareholders Meeting; Board Recommendation   37
     5.8      Newco ........................................................  39
     5.9      Further Assurances ...........................................  39
     5.10     Joint Venture Agreement ......................................  39
     5.11     Takeover Statutes ............................................  39
     5.12     Dissenter's and Appraisal Rights .............................  39

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY ....................  40
     6.1      Representations and Warranties; Performance of Obligations ...  40
     6.2      No Litigation ................................................  40
     6.3      Consents and Approvals .......................................  40
     6.4      No Material Adverse Effect ...................................  40
     6.5      Secretary's Certificate ......................................  40
     6.6      Contribution by Parent Affiliate .............................  40
     6.7      Resolution of Disputes .......................................  41
     6.8      Parent Shareholder Agreement .................................  41
     6.9      Noncompetition, Nondisclosure and Release Agreements .........  41
     6.10     Company Charter Documents; Voting Agreement ..................  41

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT, NEWCO AND GEMINI .......  41
     7.1      Representations and Warranties; Performance of Obligations ...  41
     7.2      No Litigation ................................................  42
     7.3      Consents and Approvals .......................................  42
     7.4      Good Standing Certificates ...................................  42
     7.5      No Material Adverse Effect ...................................  42
     7.6      Secretary's Certificate ......................................  42
     7.7      Noncompetition, Nondisclosure and Release Agreements .........  42
     7.8      Resolution of Disputes .......................................  42
     7.9      Company Shareholder Agreement ................................  42
     7.10     Registration Rights Agreement ................................  43
     7.11     Company Charter Documents ....................................  43
     7.12     FIRPTA .......................................................  43
     7.13     Filing of Form 10-KSB ........................................  43

8.   INDEMNIFICATION .......................................................  43
     8.1      Indemnification ..............................................  43
     8.2      Third Person Claims ..........................................  44
     8.3      Limitations on Indemnification ...............................  45
     8.4      Survival of Representations and Warranties ...................  46


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9.   TERMINATION OF AGREEMENT ..............................................  46
     9.1      Termination ..................................................  46
     9.2      Liabilities in Event of Termination ..........................  48

10.  COVENANTS POST-CLOSING ................................................  48
     10.1     Payment of Taxes .............................................  48
     10.2     Transfer Restrictions ........................................  48
     10.3     Registration of Parent Affiliate Company Stock ...............  49
     10.4     Cooperation on Tax Matters ...................................  49

11.  GENERAL ...............................................................  49
     11.1     Cooperation ..................................................  49
     11.2     Successors and Assigns .......................................  49
     11.3     Entire Agreement .............................................  49
     11.4     Counterparts .................................................  49
     11.5     Brokers and Agents ...........................................  50
     11.6     Expenses .....................................................  50
     11.7     Notices ......................................................  50
     11.8     Governing Law ................................................  51
     11.9     Jurisdiction and Venue .......................................  51
     11.10    Survival of Representations and Warranties ...................  51
     11.11    Exercise of Rights and Remedies ..............................  51
     11.12    Time .........................................................  51
     11.13    Reformation and Severability .................................  51
     11.14    Remedies Cumulative ..........................................  52
     11.15    Captions .....................................................  52
     11.16    Representation by Counsel ....................................  52
     11.17    Amendments; Waivers ..........................................  52
     11.18    Public Announcements .........................................  52

                                     ANNEXES

Annex I  -   Form of Parent Shareholder Agreement

Annex II -   Form of Company Shareholder Agreement


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                            SHARE EXCHANGE AGREEMENT

      THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is made as of January 31, 2006 by and among Avantogen Limited, a corporation organized under the laws of Australia ("Parent"), Bioaccelerate Holdings, Inc., a Nevada corporation ("Company Parent"), and Innovate Oncology, Inc., a Nevada corporation and a subsidiary of Company Parent (the "Company").

                                    RECITALS

      WHEREAS, Resistys, Inc., a Delaware corporation ("Gemini") is a corporation duly organized and existing under the laws of the State of Delaware, and, as of the date of this Agreement, is a 50%-owned subsidiary of Parent and a 50%-owned subsidiary of the Company;

      WHEREAS, Parent may (i) transfer all of Parent's equity interests in Gemini to a corporation which may be organized under the laws of the United Kingdom and would be a wholly-owned subsidiary of Parent as of the date of formation ("Newco"), and (ii) transfer to the shareholders of Parent all of Parent's equity interests in Newco;

      WHEREAS, the parties hereto desire for Parent, directly or indirectly through Newco or another Affiliate of Parent to transfer to the Company (i) all of Parent's direct or indirect equity interest in Gemini (representing at such time 50% of the equity interests in Gemini) and (ii) US$1,000,000 in cash; in exchange for the Company issuing and delivering to Parent or Newco or another Parent Affiliate (as defined below) 32 million shares of common stock, US$0.001 par value, of the Company ("Company Common Stock") out of an aggregate 59 million shares of Company Common Stock (there being no other class of capital stock or rights to acquire other securities of the Company) on a Fully Diluted Basis (as defined below).

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.    DEFINITIONS

      Unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule attached hereto and not otherwise defined shall have the following meanings for all purposes of this Agreement:

      "Account" has the meaning set forth in Section 2.

      "Accounts Receivable" has the meaning set forth in Section 3.11.

      "Acquisition Proposal" has the meaning set forth in Section 5.4.
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      "Adjustment Issuance" has the meaning set forth in Section 3.3.

      "Affiliate" means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

      "Agreement" has the meaning set forth in the preamble of this Agreement.

      "Business" means the promotion, development, testing, design, marketing, provision or sale of any product designed or intended to do or assist with any of the following: (i) to use antiviral agents to treat chemoresistance; (ii) to suppress genes that counteract the effects of conventional chemotherapeutics; or
(iii) to serve as adjuvants to treat chemoresistance.

      "Business Day" means any day on which both the Federal Reserve Banks in San Francisco, California and New York, New York are open for banking operations.

      "Change in the Company Recommendation" has the meaning set forth in
Section 5.7.

      "Change in the Parent Recommendation" has the meaning set forth in Section 5.7.

      "Closing" has the meaning set forth in Section 2.

      "Closing Date" has the meaning set forth in Section 2.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company" has the meaning set forth in the preamble of this Agreement.

      "Company Balance Sheet" has the meaning set forth in Section 3.10.

      "Company Balance Sheet Date" has the meaning set forth in Section 3.10.

      "Company Board" has the meaning set forth in Section 5.7.

      "Company Charter Documents" has the meaning set forth in Section 3.1.

      "Company Common Stock" has the meaning set forth in the recitals of this Agreement.

      "Company Contracts" has the meaning set forth in Section 3.16.

      "Company Documents" has the meaning set forth in Section 3.2.

      "Company Filed Documents" has the meaning set forth in Section 3.23.

      "Company Financial Statements" has the meaning set forth in Section 3.10.

      "Company Indemnitees" has the meaning set forth in Section 8.1.

      "Company Intellectual Property" has the meaning set forth in Section 3.15.


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      "Company Parent" has the meaning set forth in the recitals of this
Agreement.

      "Company Public Reports" has the meaning set forth in Section 3.10.

      "Company Recommendation" has the meaning set forth in Section 5.7.

      "Company Shareholder Approval" has the meaning set forth in Section 3.2.

      "Company Shareholders Meeting" has the meaning set forth in Section 5.6.

      "Company Stock" means the capital stock of the Company.

      "Company Written Consents" has the meaning set forth in Section 9.1.

      "Compound" has the meaning set forth in Section 2.

      "Compound Intellectual Property" has the meaning set forth in Section 4.6.

      "Confidentiality Agreement" has the meaning set forth in Section 5.1(c).

      "Copyrights" has the meaning set forth in Section 3.15.

      "Encumbrances" means all liens, security interest, pledges, charges, voting agreements, voting trusts, equities, restrictions and other encumbrances or other claims of any kind.

      "Environmental Laws" has the meaning set forth in Section 3.14.

      "ERISA" has the meaning set forth in Section 3.20.

      "ERISA Affiliate" has the meaning set forth in Section 3.20.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

      "Expiration Date" has the meaning set forth in Section 8.4.

      "FICA" has the meaning set forth in Section 3.22.

      "FIRPTA Certificate" has the meaning set forth in Section 3.22.

      "Fully Diluted Basis" means taking into consideration all capital stock that is issued and outstanding on a particular date, plus all capital stock which would be issued and outstanding assuming the exercise of all outstanding options, warrants or other rights to purchase capital stock and the conversion and exchange of all outstanding securities convertible into or exchangeable for capital stock.

      "FUTA" has the meaning set forth in Section 3.22.


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      "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

      "Gemini" has the meaning set forth in the recitals of this Agreement.

      "Gemini Stock" has the meaning set forth in Section 2.

      "Governmental Authority" has the meaning set forth in Section 3.21.

      "Hazardous Materials" has the meaning set forth in Section 3.14.

      "Hazardous Products" has the meaning set forth in Section 3.14.

      "Hazardous Substances" has the meaning set forth in Section 3.14.

      "Hazardous Wastes" has the meaning set forth in Section 3.14.

      "Indemnification Threshold" has the meaning set forth in Section 8.3.

      "Indemnified Party" has the meaning set forth in Section 8.2.

      "Indemnifying Parties" has the meaning set forth in Section 8.2.

      "Intellectual Property Rights" has the meaning set forth in Section 3.15.

      "Inventions" has the meaning set forth in Section 3.15.

      "Knowledge" means the actual knowledge of the officers of the applicable party.

      "Laws" has the meaning set forth in Section 3.13.

      "Liability" or "Liabilities" means liabilities or obligations of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, unless otherwise specified.

      "Licenses" has the meaning set forth in Section 3.12.

      "Loss" has the meaning set forth in Section 8.1.

      "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of such Person, taken as a whole.

      "Newco" has the meaning set forth in the recitals of this Agreement.

      "NOL" has the meaning set forth in Section 3.22.

      "Other Filings" has the meaning set forth in Section 5.6.


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      "Parent" has the meaning set forth in the preamble of this Agreement.

      "Parent Affiliates" has the meaning set forth in Section 2.

      "Parent Affiliate Company Stock" has the meaning set forth in Section 2.

      "Parent Documents" has the meaning set forth in Section 4.2.

      "Parent Indemnifying Party" has the meaning set forth in Section 8.1.

      "Parent Indemnitees" has the meaning set forth in Section 8.1.

      "Parent Recommendation" has the meaning set forth in Section 5.7.

      "Parent Shareholder Approval" has the meaning set forth in Section 4.2.

      "Parent Shareholders Meeting" has the meaning set forth in Section 5.7.

      "Permitted Encumbrances" means (i) any lien for Taxes not yet due or delinquent or Taxes being contested in good faith by appropriate proceedings and properly reserved for in accordance with GAAP, (ii) any statutory lien arising in the ordinary course of business by operation of law with respect to an obligation or liability that is not yet due or delinquent, and (iii) any minor imperfection of title or similar lien or encumbrance which individually or in the aggregate with other imperfections of title, liens or encumbrances could not reasonably be expected to have a Material Adverse Effect on the applicable Person.

      "Person" means an individual or a corporation, limited partnership, general partnership, limited liability company, trust, unincorporated association, joint venture, association or government or any agency, instrumentality or political subdivision thereof, or any other entity.

      "Proxy Statement" has the meaning set forth in Section 5.6.

      "Public Reports" has the meaning set forth in Section 3.10.

      "Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

      "SEC" has the meaning set forth in Section 3.10.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.

      "SOXA" has the meaning set forth in Section 3.10.

      "Subsidiary" means, as to any Person, any Person other than an individual, 50% or more of the shares of voting stock (or in the case of such a Person which is not a corporation, 50% or more of the equity interests that provide the power to manage, elect the management or direct the management of such Person) of which is at the time any determination is being made, owned or controlled, directly or indirectly, by such Person and its wholly owned Subsidiaries. Notwithstanding the foregoing, with reference to Parent, Newco, Parent Affiliates, the Company Parent and Company the term "Subsidiary" does not include Gemini; instead, where representations, warranties, covenants and agreements or closing conditions applicable to Parent, Newco, Parent Affiliates, the Company Parent or the Company are meant to apply to Gemini, Gemini is referred to by name, rather than as a "Subsidiary."


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      "Superior Proposal" means (i) with respect to the Company, any bona fide written offer that is not subject to any conditions to the parties' obligation to consummate the transaction (other than conditions that are in the aggregate as likely to result in the consummation of such transaction as the aggregate of the conditions contained in this Agreement) made by a third party in respect of a transaction (or series of related transactions) that if consummated would result in such third party (or in the case of a direct merger between such third party and the Company or one of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, at least 50% of the voting power of the Company or at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, which transaction the Company Board determines in its good faith judgment (after consultation with a reputable financial advisor) (taking into account the person making the offer, the consideration offered, the likelihood of consummation (including the legal, financial and regulatory aspects of the offer) as well as any other factors deemed relevant by the Company Board) to be more favorable from a financial point of view to the shareholders of the Company than the transactions contemplated by this Agreement, taking into account any changes to the terms of this Agreement offered by Parent in accordance with Section 9.1(j) in response to notice from the Company of such Superior Proposal and (ii) with respect to Parent, Newco or Gemini, any bona fide written offer that is not subject to any conditions to the parties' obligation to consummate the transaction (other than conditions that are in the aggregate as likely to result in the consummation of such transaction as the aggregate of the conditions contained in this Agreement) made by a third party in respect of a transaction (or series of related transactions) that if consummated would result in such third party (or in the case of a direct merger between such third party and Parent, Newco or Gemini or one of their respective Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, 50% of the voting power of Parent, Newco or Gemini or at least 50% of the assets of Parent, Newco or Gemini, which transaction the Board of Directors of Parent determines in its good faith judgment (after consultation with a reputable financial advisor) (taking into account the person making the offer, the consideration offered, the likelihood of consummation (including the legal, financial and regulatory aspects of the offer) as well as any other factors deemed relevant by the Board of Directors of Parent) to be more favorable from a financial point of view to the shareholders of Parent than the transactions contemplated by this Agreement, taking into account any changes to the terms of this Agreement offered by Company Parent and the Company in accordance with Section 9.1(i) in response to notice from Parent of such Superior Proposal.

      "Tax" or "Taxes" has the meaning set forth in Section 3.22.

      "Tax Returns" has the meaning set forth in Section 3.22.

      "Third Person" has the meaning set forth in Section 8.2.

      "Use" or "Uses" has the meaning set forth in Section 3.15.


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2. CLOSING

      The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on or before April 24, 2006, or as promptly thereafter as the conditions to the Closing may have been satisfied or waived by the appropriate Person or Persons (the "Closing Date"), at the offices of Kaye Scholer LLP, 1999 Avenue of the Stars, Suite 1700, Los Angeles, California 90067. On the Closing Date, the following shall occur and be completed as part of one concurrent transaction:

            (a) Parent or Newco or an Affiliate of either (collectively, "Parent Affiliates") shall transfer to the Company all of its capital stock of Gemini (the "Gemini Stock") by delivering to the Company certificates representing the Gemini Stock, duly endorsed (or accompanied by duly executed stock powers) for transfer to the Company or, if the applicable certificate is lost, stolen, mutilated or destroyed, an affidavit of loss with respect thereto;

            (b) Parent shall deliver, or shall cause a Parent Affiliate to deliver to the Company US$1,000,000 by wire transfer of immediately available funds to the Company account designated by the Company, which account shall be designated at least two Business Days prior to the Closing (the "Account");

            (c) Parent shall deliver, or shall cause a Parent Affiliate to deliver to the Company either (i) an additional US$100,000 by wire transfer of immediately available funds to the Account or (ii) the intellectual property owned by or licensed to a Parent Affiliate with respect to an additional oncology related compound or technology (the "Compound"), such selection to be made at the Parent Affiliate's sole discretion, subject to Section 5.1(b);

            (d) The Company shall issue and deliver to the transferor of the Gemini Stock pursuant to clause (a) above 32,000,000 shares of Company Common Stock, which shall represent at and immediately after Closing at least a 54.24% equity interest in the Company on a Fully Diluted Basis (the "Parent Affiliate Company Stock");

            (e) The Company Charter Documents shall be amended and restated in a form and in substance reasonably satisfactory to Company Parent and Parent to reflect, among other things, (i) that the Nevada Revised Statutes "Combinations with Interested Stockholder," "Acquisition of Controlling Interests" and similar provisions do not apply to the transaction contemplated by this Agreement or to Parent, Newco or their respective Affiliates and (ii) restrictions on actions by Company post-Closing without the approval of Company Parent so long as Company Parent owns 20% or more of the capital stock of the Company on a Fully Diluted Basis, and such other matters, if any, as may be mutually agreed by Company Parent and Parent, unless as to item (ii), the Company Parent and Parent agree to address such matters in a voting agreement;

            (f) The members of the Company Board immediately prior to the Closing shall resign or be removed and replaced by Dr. Richard Opara, two individuals nominated by the Company and two individuals nominated by Dr. Richard Opara, each of whom will serve until such time as he or she resigns or is removed or replaced pursuant to the Certificate of Incorporation and Bylaws of the Company, and with Dr. Opara serving as Chairman of the Board immediately upon Closing); and


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            (g) The officers of the Company immediately prior to the Closing shall resign or be removed as officers of the Company, with no further obligations to or from the Company.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth on a Schedule attached hereto prior to the execution and delivery of this Agreement corresponding to the section of this Agreement to which any representations and warranties specifically relate, the Company Parent and the Company each hereby represents and warrants to Parent, Newco and all Parent Affiliates as follows:

      3.1 Due Organization. The Company Parent, the Company and each Subsidiary of the Company are each a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and having the requisite power and authority to carry on its respective business as it is now being conducted and as currently proposed to be conducted. The Company Parent, the Company and each Subsidiary of the Company are each duly qualified to do business and are in good standing in its state of incorporation, which is the only jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except for such jurisdictions where the failure to be so authorized or qualified would not have a Material Adverse Effect on the Company. True, complete and correct copies of the Articles of Incorporation and Bylaws, each as amended through the date hereof, of the Company (the "Company Charter Documents") have been delivered or made available to Parent and Newco. The Company has delivered or made available to Parent and Newco true, complete and correct copies of the stock records of the Company and each Subsidiary of the Company and all minutes of meetings and written consents and other evidence, if any, of deliberations of or actions taken by the Company's Board of Directors, any committees thereof and/or shareholders since August 31, 2004 and, to the Knowledge of the Company, since the Company's inception, and those of each Subsidiary of the Company since August 31, 2004 and, to the Knowledge of the Company, since such Subsidiary's inception.

      3.2 Corporate Power; Authorization; Enforceable Obligation. Each of the Company Parent and the Company has the full legal right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the approval of the Boards of Directors of the Company Parent and the Company and, with respect to the Company upon approval of the shareholders of the Company ("Company Shareholder Approval"), no further corporate action on the part of the Company Parent or the Company is necessary to authorize this Agreement or the other agreements, documents, certificates and instruments required to be delivered hereby or the performance of the transactions contemplated hereby. This Agreement and the other agreements, documents, certificates and instruments required to be delivered by the Company Parent and/or the Company in accordance with the provisions hereof (the "Company Documents") will be duly executed and delivered by the Company Parent and/or the Company, as applicable, by duly authorized officers and this Agreement constitutes, and the Company Documents when executed and delivered will constitute, the legal, valid and binding obligations of the Company Parent and the Company, enforceable against them in accordance with their respective terms.


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

      3.3 Capital Stock of the Company. As of December 31, 2005, the authorized capital stock of the Company consists only of 25,000,000 shares of preferred stock, of which none are issued and outstanding and 125,000,000 shares of common stock, US$0.001 par value, 18,178,242 of which are issued and outstanding on a Fully Diluted Basis. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable. All such shares were offered, issued and sold by the Company in compliance with all applicable federal and state securities or blue sky laws, and none of such shares are subject to, nor were they issued in violation of any preemptive or stock purchase rights, of any past or present shareholder. There are no voting agreements or voting trusts of which the Company has Knowledge with respect to any of the outstanding shares of Company capital stock. Notwithstanding the foregoing the parties hereby acknowledge and agree that immediately prior to Closing, Company will have taken actions such that no more than 27,000,000 shares of Company Common Stock shall be issued and outstanding on a Fully Diluted Basis, and at Closing an additional 32,000,000 shares of Company Common Stock shall be issued to the transferor of the Gemini Stock to the Company. The issuance of additional shares of Company Common Stock to increase the outstanding to 27,000,000 is sometimes hereafter referred to as the "Adjustment Issuance." The issuance of 32,000,000 shares of Company Common Stock at Closing is sometimes hereafter referred to as the "Closing Issuance."

      3.4 Parent Affiliate Company Stock. At the time of issuance thereof and delivery in accordance with the terms hereof, the Parent Affiliate Company Stock to be delivered pursuant to Section 2 shall constitute valid and legally issued and fully paid shares of Company Common Stock representing at least a 54.24% equity interest in the Company on a Fully Diluted Basis, and shall be identical in all respects as to rights and privileges thereof to the Company Common Stock issued and outstanding as of the date hereof, except to the extent of any restrictions on resale set forth in Section 10.2 hereof or under applicable securities laws. Except as set forth herein and in Section 10.2 hereof, the Parent Affiliate Company Stock issued and delivered pursuant to Section 2 shall at the time of such issuance and delivery be free and clear of any Encumbrances other than those created by Newco or Parent.

      3.5 Ownership of Capital Stock of Gemini. The Company is the record and beneficial owner of 50% of the Gemini Stock and will, immediately prior to the Closing, be the record and beneficial owner of such stock, free and clear of any Encumbrances other than any Encumbrances arising through the agreements for the establishment of Gemini and between the shareholders therein.

      3.6 Transactions in Capital Stock, Organization Accounting. Except as set forth in the Company Public Reports, there are no authorized or outstanding options, warrants, calls, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments (contingent or otherwise) relating to Company Stock or any equity interest in any Subsidiary pursuant to which the Company or any such Subsidiary is or may become obligated to issue shares of common stock, or any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or otherwise acquire, any shares of Company Stock or equity interest in any such Subsidiary. Except as set forth in the Company Public Reports, the Company has no commitments or obligations (contingent or otherwise) to purchase, redeem or otherwise acquire any of its securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

      3.7 Subsidiaries. Except as set forth in Schedule 3.7, the Company has no, and to the Knowledge of the Company, except as set forth in the Public Reports, has never had any, Subsidiaries other than Gemini. Except as set forth in
Schedule 3.7, the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock or other equity interest or securities convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for or otherwise acquire, capital stock or any other equity interest in any Person. The Company owns all equity interests in each Subsidiary.

      3.8 Predecessor Status; etc. Since August 31, 2004, except as set forth on
Schedule 3.8 or in the Company Public Reports, there are, and for all periods prior to August 31, 2004, to the Knowledge of the Company except as set forth in Public Reports there are, (i) no predecessor companies of the Company or any Subsidiary, and (ii) no Person which has been acquired by the Company (by stock purchase, merger or otherwise) or from which the Company previously acquired all or substantially all of any such Person's assets (or all or substantially all of the assets used by any such Person in any line of business). Since August 31, 2004, except as set forth on Schedule 3.8 or in the Company Public Reports, the Company has not been, and for all periods prior to August 31, 2004, to the Knowledge of the Company except as set forth in the Public Reports the Company was not, a Subsidiary or division of another Person other than Company Parent or a part of an acquisition which was later rescinded.

      3.9 Spin-off by the Company. Since August 31, 2004, except as set forth in the Company Public Reports, and, to the Knowledge of the Company, with respect to all periods prior to August 31, 2004 except as set forth in Public Reports, there has not been any sale, spin-off or split-up of the Company or of any material assets of the Company.

      3.10 Company Public Reports; Financial Statements.

            (a) All forms, statements, schedules, reports and documents (including items incorporated by reference) required to be filed by the Company with the Securities and Exchange Commission ("SEC") and any other applicable Governmental Authority (including those that the Company may file subsequent to the date of this Agreement) are referred to herein as the "Public Reports." Such Public Reports filed since August 31, 2004, including those that the Company may file subsequent to the date of this Agreement, are sometimes hereafter referred to as Company Public Reports. The Company has filed all Public Reports required to be filed by the Company with the Securities and Exchange Commission ("SEC") and any other applicable Governmental Authority since August 31, 2003, and all such forms, statements, schedules, reports and documents in the form filed with the SEC or such other Governmental Authorities are available to Parent or have been made available to Parent by the Company. As of their respective dates, the Company Public Reports (i) complied as to form in all material respects with the requirements of the SEC and such other Governmental Authorities, and the rules and regulations of the SEC and such other Governmental Authorities applicable to such Company Public Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (A) in the case of Company Public Reports filed prior to the date of this Agreement that were amended or superseded prior to the date of this Agreement, by the filing of such amending or superseding Company Public Report and (B) in the case of Company Public Reports filed after the date of this Agreement that are amended or superseded prior to the Closing Date, by the filing of such amending or superseding Company Public Report. No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC or any other Governmental Authority.

            (b) As of their respective dates, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company Public Reports (the "Company Financial Statements"), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects, on a consolidated basis as required in accordance with GAAP, the financial position of the Company and its Subsidiaries (including for purposes of this clause (iii), to the extent applicable under GAAP, Gemini) as at the respective dates thereof and the results of Company's and its Subsidiaries' operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments in accordance with GAAP and any other exceptions noted therein, except to the extent corrected (A) in the case of Company Financial Statements filed prior to the date of this Agreement that were amended or superseded prior to the date of this Agreement by the filing of such amending or superseding Company Financial Statements and (B) in the case of Company Public Reports filed after the date of this Agreement that are amended or superseded prior to the Closing Date by the filing of such amending or superseding Company Financial Statements, if any. The balance sheet of the Company as of September 30, 2005 (the "Company Balance Sheet Date") contained in the Company Public Reports is hereinafter referred to as the "Company Balance Sheet." At the Closing Date, neither the Company nor any of its Subsidiaries has or will have any Liabilities required under GAAP to be set forth on a balance sheet, except for any contractual obligations under the Company Contracts which are to be performed after the Closing Date in accordance with the terms of those Company Contracts (it being understood that any outstanding payment obligations under the Joint Venture Agreement (as defined below) with respect to Gemini to have been performed prior to the Closing in accordance with its terms are to have been performed by Parent prior to Closing, rather than by Parent and Company Parent, and are excluded from this representation and warranty). Neither the Company nor any of its Subsidiaries is a party to any off-balance sheet arrangements (as defined in Item 303 of Regulation S-K). Since August 31, 2004, the Company has not had any disagreement with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. Since August 31, 2004, the books and records of the Company and each of its Subsidiaries have been maintained, and are being maintained, in all material respects in accordance with applicable legal and accounting requirements, and the Company Financial Statements are consistent in all material respects with such books and records.

            (c) No investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened.

            (d) The Company has established and maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and its Subsidiaries required to be disclosed by the Company in the Company Public Reports that it files or submits under the Exchange Act is communicated to the Company's principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by
Section 302 of the Sarbanes-Oxley Act of 2002 ("SOXA") with respect to such reports. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOXA. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOXA and the rules and regulations promulgated thereunder with respect to the Company Public Reports.

            (e) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent and Newco accurate and complete copies of all material policies, manuals and other documents promulgating such internal accounting controls appropriate to an entity such as the Company and consistent with applicable Laws. Except as set forth in Schedule 3.10(e), to the Company's Knowledge, there are no "material weaknesses" (as defined by the Public Company Accounting Oversight Board) and there are no series of multiple "significant deficiencies" (as defined by the Public Company Accounting Oversight Board) that are reasonably likely to collectively represent a "material weakness" in the design or operation of the Company's internal controls and procedures, and to the Company's Knowledge, as of the date of this Agreement there are no significant deficiencies, in the design or operation of the Company's internal controls and procedures. To the Company's Knowledge, there has been no fraud that involves management or other employees who have a significant role in the Company's internal controls and procedures.

            (f) To the Company's Knowledge, Cacciamatta Accountancy Corporation, which has expressed its opinion with respect to the financial statements of the Company and its Subsidiaries as of December 31, 2003 and December 31, 2004 and for each of the years in the three-year period ended December 31, 2004 included in the Company Public Reports (including the related notes), is "independent" with respect to the Company and its Subsidiaries within the meaning of Regulation S-X and has been "independent" within such meaning at all times since December 31, 2001. The Company has made such disclosure of non-audit services performed by Cacciamatta Accountancy Corporation in its proxy statements with respect to its annual meetings of shareholders as is required under the rules and regulations of the SEC, and all such non-audit services have been approved in advance by the audit committee of the Company's Board of Directors. The Company is in compliance with the applicable criteria for continued listing of the Company Stock on the OTC Bulletin Board.

            (g) The Proxy Statement and any Other Filings, and any amendments or supplements thereto, at (i) the time such Proxy Statement is first mailed to the Company's shareholders, (ii) the time of the related meeting or meetings of the shareholders of the Company, and (iii) the Closing, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

            (h) The Proxy Statement and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (i) the time such Proxy Statement is first mailed to the Company's shareholders, (ii) the time of the related meeting or meetings of the shareholders of the Company, and (iii) the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Newco or their respective businesses or assets supplied by Parent or Newco for inclusion or incorporation by reference in the Proxy Statement.

      3.11 Accounts and Notes Receivable. The Company Balance Sheet sets forth a true, complete and correct list of the accounts and notes receivable of the Company as of September 30, 2005 and including receivables from and advances to employees and the shareholders of the Company, which are identified as such (collectively, the "Accounts Receivable") and such aggregate amounts have not changed in any material manner. The Company's management reasonably believes that the Accounts Receivable and all accounts receivable incurred thereafter are and will be collectible in the amounts shown on the Company Balance Sheet and in the Company's books and records, net of reserves reflected in the Balance Sheet (which reserves are adequate and calculated in accordance with GAAP). All Accounts Receivable and all accounts receivable incurred thereafter represent legal, valid and binding obligations arising from bona fide business transactions in the ordinary course of business consistent with past practices. There is no contest, claims, counterclaims, defense, or other right of set-off, other than returns in the ordinary course consistent with the past practices.

      3.12 Licenses. The Company and its Subsidiaries each holds all licenses, franchises, permits and other governmental authorizations necessary for the continued operation of their respective businesses, as they are currently being conducted and currently proposed to be conducted ("Licenses"), except for those the failure to hold do not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, if any, and the Company Public Reports include summary descriptions of all such Licenses to the extent required under applicable law. Such Licenses are valid and in full force and effect and the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely and materially affect the rights and benefits afforded to the Company by, any such Licenses or other rights or its Subsidiaries.

      3.13 Tangible Personal Property. All material tangible personal property used by the Company or its Subsidiaries in their respective businesses (i) is either owned by the Company or any applicable Subsidiary or leased by the Company or any applicable Subsidiary pursuant to a lease listed on Schedule 3.13, (ii) is in reasonable working order and condition, ordinary wear and tear excepted, (iii) is usable in the regular and ordinary course of the Company's business as presently conducted, and (iv) conforms to all applicable federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, codes, rules, permits, judgments, orders and decrees (collectively, "Laws") relative to their construction, use and operation, in each case under items (iii) and (iv) except as has not and would not individually or in the aggregate have a Material Adverse Effect on the Company. All leases and agreements listed on Schedule 3.13 are in full force and effect and constitute the legal, valid and binding agreements of the Company or its Subsidiaries and, to the Companies knowledge, the other parties (and their successors) thereto in accordance with their respective terms.

      3.14 Environmental Matters. The Company and its Subsidiaries, in each case except as does not have a Material Adverse Effect on the Company, has (i) complied with and is in compliance with all Laws applicable to it or any of its properties, assets, operations, and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances (as such terms are defined in any applicable Environmental Law), as well as petroleum and petroleum products (collectively "Hazardous Products"), (ii) has obtained and is in compliance with all Licenses and other approvals required by applicable Environmental Laws which are necessary for the Company's or any Subsidiary's operations, a list of all of which Licenses and approvals is set forth on Schedule 3.14, and (iii) has reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company or any Subsidiary where Hazardous Products have been generated, stored, used, treated, disposed of or otherwise handled. There have been no releases or threats of releases (as these terms are defined in Environmental Laws) of any Hazardous Products at, from, in or on any property owned or operated by the Company or any Subsidiary, and there is no on-site or off-site location to which the Company or any Subsidiary has transported or disposed of Hazardous Products or arranged for the transportation or disposal of Hazardous Materials which is the subject of any federal, state, local or foreign enforcement action or any other investigation or which could reasonably be expected to lead to any claim against the Company, Parent or Newco for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under applicable Environmental Laws.

      3.15 Intellectual Property.

            (a) The Company and each Subsidiary owns or has licensed (under valid and continuing licenses) all Intellectual Property Rights (as defined below) that the Company or any Subsidiary uses, exercises or exploits ("Uses" or "Use") in its business as is currently conducted and currently proposed to be conducted (the "Company Intellectual Property") free of all Encumbrances (except, in respect of licenses, for the Encumbrances pursuant to the licenses themselves) and a true, complete and correct list of such Company Intellectual Property is set forth in Schedule 3.15, other than any Company Intellectual Property that is not material to the Company or any Subsidiary or is readily obtainable from commercial sources. To the Company's Knowledge, the Company Intellectual Property and the use thereof does not and will not infringe or otherwise violate the copyrights, domain name rights, trademark rights, patent rights, trade secrets, confidentiality rights or any other rights (including, without limitation, Intellectual Property Rights) of any Person in any country. No Company Intellectual Property was conceived or developed directly or indirectly with government funding or pursuant to a government contract. To the Company's Knowledge, there is and has been no unauthorized Use, disclosure, infringement or misappropriation of any Company Intellectual Property by any Person, including, without limitation, any employee, former employee, independent contractor or former independent contractor of the Company or any Subsidiary. The Company has taken appropriate steps to protect and preserve the confidentiality of all Company Intellectual Property.

            (b) "Intellectual Property Rights" means (a) works of authorship protected or protectable under the copyright laws of the United States and all other countries for the full terms thereof (including all rights accruing by virtue of copyright treaties and conventions), including but not limited to all renewals, extensions, reversions or restorations of copyrights now or hereafter provided by Law ("Copyrights"); (b) new and useful inventions, patent applications and letters patent in the United States and all other countries and continuations and divisions thereof and ("Inventions"); (c) all trade names, trademarks, service marks, logos, trade dress, domain names and designs and all goodwill in connection therewith ("Trademarks"); and (d) trade secrets, confidential or proprietary information and know-how. There are no pending claims, actions, suits or other proceedings against the Company or any Subsidiary or their respective assets, businesses or properties before any tribunal involving a claim of infringement or violation of any Person's Intellectual Property Rights and the Company has not received notice of any claim of such infringement and to the Knowledge of the Company there is no basis for such claims. All Copyrights within the Company Intellectual Property have been created by persons who were employees of the Company at the time of the creation of the copyrighted work, or have been assigned to the Company or were created by independent contractors as work for hire under the copyright laws of the United States. All Inventions within the Company Intellectual Property have been created by persons who were employees of the Company at the time of the Invention, or otherwise in compliance with all applicable Laws, or have been licensed or irrevocably assigned to the Company. The Company has not assigned or licensed any Copyrights, Inventions, or Trademarks to any third party.

      3.16 Significant Customers; Company Contracts and Commitments.

            (a) Schedule 3.16 contains a true, complete and correct list of the five (5) largest customers of the Company (measured by the amount of the Company's revenues attributable to such customers) during the 12-month period ended on the Balance Sheet Date. None of the customers listed in Schedule 3.16 has informed the Company that it intends to stop, or materially decrease the rate of, purchasing materials, products or services from the Company which could reasonably be expected to result in a Material Adverse Effect on the Company.

            (b) The Company Public Reports identify and include copies of all Company Contracts (as defined below) to which the Company or any Subsidiary is a party or by which it or any of their respective properties or assets are bound that are required to be identified and filed in the Company Public Reports under applicable law. All of the Company Contracts are in full force and effect and constitute the legal, valid and binding agreements of the Company or any Subsidiary and, to the Company's Knowledge, the other parties thereto in accordance with their respective terms. Neither the Company nor the shareholders of the Company nor any other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under any Company Contract, except as has not and would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, the phrase "Company Contracts" means (i) all Company Filed Documents and (ii) any of the following contracts, agreements, arrangements, commitments or understandings, written or oral, to which the Company or any Subsidiary is a party or by which it or any of their respective properties, businesses or assets are bound:

                  (i) any agreement, contract, commitment, arrangement or understanding between the Company or any Subsidiary and any other Person, including any mortgage, indenture, security agreement or similar item, for which the Company or any Subsidiary has an aggregate future Liability or receivable, which aggregate future Liability or receivable is specified by terms of the contract is to be in excess of US$50,000 in any 12-month period;

                  (ii) any agreement, contract, commitment, arrangement or understanding with any present or future employee, independent contractor or consultant or for the employment of any person, including any consultant, which is not terminable on not more than thirty (30) days notice and without penalty or payment of amounts other than amounts earned through the date of termination;

                  (iii) joint venture or partnership agreements, strategic alliances agreements or agreements, contracts, commitments, arrangements or understandings with respect to any similar relationships;

                  (iv) contracts with any labor organization;

                  (v) contracts or options to purchase land;

                  (vi) any agreement, contract, commitment, arrangement or understanding containing purchase requirements or "take or pay" provisions;

                  (vii) any agreement, contract, commitment, arrangement or understanding containing a provision to indemnify any person or entity (other than any non-disclosure agreement entered into by the Company in the ordinary course of its business, requiring, as to indemnification, only the indemnification by the Company for a breach of the non-disclosure, non-retention, non-use and non-solicitation duties thereunder) or assume any tax, environmental or other Liability or obligation;

                  (viii) any agreement, contract, commitment, arrangement or understanding limiting or restraining the Company or any Subsidiary or any successor to any of the foregoing, all shareholders of the Company or any Subsidiary, or any employee of the Company or any Subsidiary or any successor thereto, from engaging or competing in any manner or in any business other than restrictions in favor of the Company or any Subsidiary itself (and other than any non-disclosure agreement entered into by the Company in the ordinary course of its business which limits or restrains only the disclosure, retention or use of such other Person's confidential or proprietary information covered thereby and sometimes contains non-solicitation provisions related thereto);

                  (ix) any license, franchise, distributorship or other agreement, contract, commitment, arrangement or understanding which relates in whole or in part to any software (other than off-the-shelf software costing less than US$750 for any single license), patent, trademark, trade name, service mark, or copyright or to any ideas, technical assistance or other know-how of or used by the Company or any Subsidiary;

                  (x) any agreement, contract, commitment, arrangement or understanding to which the Company or any Subsidiary, on the one hand, and any Affiliate, officer, director or shareholder of the Company, on the other hand, are parties;

                  (xi) any material agreement, contract, commitment arrangement or understanding not made in the ordinary course of business; and

                  (xii) any other agreements, contracts, commitments, arrangements or understandings which are not terminable on thirty (30) days or less notice and specify contractually required payments by the Company in any 12-month period in excess of US$50,000.

            (c) Neither the Company nor any Subsidiary has any current plans or projects involving the opening of new operations, expansion of existing operations, or the acquisition of any personal property, business or assets requiring, in any event, the payment of more than US$50,000 by the Company or any Subsidiary during any 12-month period other than (i) pursuant to this Agreement, or (ii) with respect to the development of its Intellectual Property Rights pursuant to its existing contractual obligations, or (iii) with respect to the development of new Intellectual Property Rights which it may acquire as to which plans for new Intellectual Property Rights the Company has provided a schedule to Parent.

      3.17 Real Property. Schedule 3.17 includes a true, complete and correct list of all real property leased by the Company or any Subsidiary at the date hereof and all other real property, if any, used by the Company in the conduct of its business, and not specifically identified in the Company Public Reports. True, complete and accurate copies of all such leases and agreements have been made available to Parent. Neither the Company nor any Subsidiary owns any real property. Except as identified in Schedule 3.17, none of the properties listed on Schedule 3.17 are currently owned by the officers, directors or shareholders of the Company or Affiliates of the Company except as disclosed on Schedule
3.17. All of such leases included on Schedule 3.17 are in full force and effect and constitute the legal, valid and binding agreements of the Company or any Subsidiary and, to the Company's Knowledge, the other parties (and their successors) thereto in accordance with their respective terms.

      3.18 Insurance. Schedule 3.18 sets forth a true, complete and correct list of all insurance policies carried by the Company including the risks insured against, coverage limits and deductible amounts. There are no outstanding claims under any of such insurance policies. The Company has not received any insurance loss runs or workers compensation claims during the past three policy years. The Company has made available to Parent copies of all insurance policies listed on
Schedule 3.18. Such insurance policies evidence all of the insurance that the Company or any Subsidiary is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable Laws. In the opinion of the Company's management, the Company and its Subsidiaries have insurance against the risks involved in the Company's and its Subsidiaries' businesses which is customary for companies such as the Company and its Subsidiaries. All of such insurance policies are currently in full force and effect, shall remain in full force and effect at least until the Closing Date and there is no existing default or event which, with the giving of notice or lapse of time or both, could constitute a default thereunder.

      3.19 Compensation; Employment Agreements; Organized Labor Matters. The Company has provided to Parent true, complete and correct copies of all of the Company's and its Subsidiaries' employment, consulting or other compensation agreements except those, if any, which will be terminated on or before Closing without any further obligation to the Company or its Subsidiaries. Since the Balance Sheet Date, except as specifically set forth in the Company Public Reports and for the termination agreement with the Company's CEO and President (as to which they only received or are entitled to receive shares of Company Common Stock as part of the Adjustment Issuance and no other compensation other than reimbursement of proper business expenses incurred in the normal course of business or other compensation paid in full prior to Closing consisting only of regular salary, vacation and sick pay amounts consistent with past practices which amounts were earned and related to actual time worked through the date of termination), there have been no increases in the compensation payable or any special bonuses granted to any officer, director, employee, consultant or agent of the Company.

      Neither the Company nor any Subsidiary is bound by or subject to any arrangement with any labor union. No employees of the Company or any Subsidiary are represented by any labor union or covered by any collective bargaining agreement and no campaign to establish such representation is in progress. There is no pending or, to the Knowledge of the Company, threatened, labor dispute involving the Company or any Subsidiary and any group of its employees nor has the Company or any Subsidiary experienced any labor interruptions over the past three years. No labor grievance or claim has been made or filed against the Company or any Subsidiary that is unresolved. The Company believes its and its Subsidiaries' relationship with their respective employees to be good. All employees of the Company and its Subsidiaries are legally able to work in the United States.

      3.20 Employee Plans.

            (a) Neither the Company nor any ERISA Affiliate has at any time sponsored, maintained, contributed to or been required to make contributions to any employee benefit, compensation or incentive plan, program, agreement or arrangement, whether written or oral, for the benefit of any current or former employee or director of the Company or any ERISA Affiliate, including without limitation any employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement or arrangement, and including any plan to which more than one employer is required to make contributions. Neither the Company nor any ERISA Affiliate has made any promise or agreement or is otherwise under any obligation to establish any such plan, program, agreement or arrangement in the future. For purposes of this Agreement, "ERISA Affiliate" means any trade or business, whether or not incorporated that together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

            (b) No Liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any Liability under such Title.

            (c) None of the Company, the shareholders of the Company nor any ERISA Affiliate has taken or failed to take any action in connection with which the Company or any ERISA Affiliate could be subject to any material Liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980b of the Code.

            (d) No lien has been imposed under Section 412(n) of the Code or
Section 302(f) of ERISA on the assets of the Company, or any ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets.

            (e) No amounts payable under any contract, agreement or arrangement with respect to which the Company may have any Liability to make any current or future payments could fail to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

            (f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (x) entitle any current or former employee, officer or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (y) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

      3.21 Conformity with Law; Litigation. Except for violations which, singly and in the aggregate, have not had and which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are not in violation of any Laws applicable to either of them or any of their respective properties, assets, operations and businesses or any regulation or order of any court or federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality ("Governmental Authority") having jurisdiction over the Company or its assets, properties or businesses. There are no claims, actions, suits or proceedings, pending or, to the Knowledge of the Company, threatened against or affecting, the Company, any Subsidiary or their respective assets, properties or businesses, at law or in equity, or before or by any Governmental Authority having jurisdiction over the Company, any Subsidiary or their respective assets, properties or businesses and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company, and, to the Company's Knowledge, there is no valid basis for any such claim, action, suit or proceeding. The Company and its Subsidiaries have conducted and are now conducting their business in compliance with the requirements, standards, criteria and conditions set forth in applicable Laws except for violations which, singly and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

      3.22 Taxes.

            (a) The Company has timely filed, or will timely file, all Tax Returns required to be filed by or with respect to it or its Subsidiaries on or prior to the Closing Date. The Company is not now, and has never been, a member of a combined, consolidated or unitary group for all periods ending on or prior to the Closing Date, and has paid, or will pay with respect to Tax Returns not filed as of the date hereof, all Taxes shown on such Tax Returns. All such Tax Returns were true, complete and correct when they were filed or will be true, correct and complete when they are filed on or before the Closing Date, and do not and will not include a disclosure statement under Code Section 6222 or similar provision under foreign, state or local Tax Law. The Company has timely paid or made provision for payment of, whether asserted or unasserted, contingent or otherwise, all Taxes that may have or may become due for all periods ending on or before the Closing Date, whether or not disclosed on a Tax Return. The Company has delivered or made available to Parent or its legal or accounting representatives true, complete and correct copies of all Tax Returns that the Company has filed for the past three years.

            (b) The Company has not been delinquent in the payment of any Taxes. There are no pending, or, to the Knowledge of the Company, threatened, claims, audits, judicial proceedings, assessments or deficiencies with respect to Taxes of the Company or any Subsidiary. Neither the Company nor any Subsidiary is liable for any Taxes in any jurisdiction in which it currently does not pay Tax or file Tax Returns. There is no pending or, to the Knowledge of the Company, threatened, claim by any Tax authority in any jurisdiction in which the Company currently does not pay Tax or file Tax Returns that the Company or any Subsidiary is required to pay material Taxes or file material Tax Returns. No adjustments have been proposed and are still pending with respect to the Tax Returns filed by the Company for any open taxable years. Schedule 3.22(b) contains a complete and accurate list of all completed Tax actions, examinations, audits, investigations or proceedings, including a reasonably detailed description of the nature and outcome. The Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes by the Company or any Subsidiary or for which either may be liable.

            (c) There are no Encumbrances on the assets, properties, income or operations of the Company or any Subsidiary with respect to any Tax, except for Permitted Encumbrances.

            (d) There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity or assumption obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax authority) to which the Company is a party, subject, obligated or bound in any manner. Neither the Company nor any Subsidiary is liable for any Taxes pursuant to Treasury Regulation Section 1.1502-6 (or similar foreign, state or local Tax Law). Neither the Company nor any Subsidiary is liable, including, without limitation, liability for any Taxes of any other Person, by contract, by Law or otherwise.

            (e) The net operating losses ("NOL") of the Company are not, as of the date hereof, subject to Section 382 or 269 of the Code, Regulation Section 1.1502-21T(c), or any similar provision or regulation otherwise limiting the use of the NOLs of the Company (whether federal, state, local or foreign). The Company shall not make an election to reattribute the Company's losses to Company's consolidated group.

            (f) No property of the Company or any Subsidiary (i) is subject to a Tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, or (iii) secures any debt the interest on which is exempt from tax under Section 103 of the Code.

            (g) Neither the Company nor any Subsidiary is subject to withholding under Section 1445 of the Code and the Regulations promulgated thereunder, and, at the Closing Date, the Company shall deliver to Parent a certificate or certificates to that effect (a "FIRPTA Certificate"). The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

            (h) The Company and each Subsidiary (i) has complied with all applicable legal requirements relating to information reporting and other requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws, and Federal Insurance Contribution Act ("FICA") and Federal Unemployment Tax Act ("FUTA")) and timely paid over to the proper authorities all amounts required to be so withheld and paid over for all periods in the manner required by Law, (ii) has timely withheld from employee wages and other payments and paid over to the proper authorities all amounts required to be so withheld and paid over for all periods pursuant to all applicable legal requirements, and (iii) has duly collected and remitted any sales, value-added and similar Taxes required to be collected and remitted, except for any items described in (i), (ii) or (iii) that are not yet due to be paid or remitted in which case such amount has been accrued or reserved for on the Company Balance Sheet as of the Company Balance Sheet Date or has been accrued since such date in the ordinary course of business.

            (i) Neither the Company nor any of the Company's Affiliates has been or is required to make any adjustments under Section 481(a) or Section 263A of the Code or any comparable provision of any Law, and no Tax authority has proposed such changes.

            (j) The Company and each Subsidiary is a "United States Person," as defined in Section 7701(a)(30) of the Code. Neither the Company nor any Subsidiary has participated or cooperated in any international boycott.

            (k) Except as set forth on Schedule 3.22, the Company does not have in effect any tax election for U.S. federal income tax purposes under Section 108, 168, 338, 441, 471, 1017, 1033, 1502 or 4977 of the Code, or any similar election under any Law that could materially adversely affect the Company's Tax Liability after the Closing Date.

            (l) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate and are at least equal to the Company's Liability for Taxes accrued through the respective dates of such books. No consent to the application of Section 341(f)(2) of the Code, has been filed with respect to any property or assets held, acquired, or to be acquired by the Company or any Subsidiary. Neither the Company nor any Subsidiary has participated in any transactions described in Section 367 of the Code.

            (m) Neither the Company nor its Subsidiaries has taken any action not in accordance with past practice that would have the effect of deferring any Tax liability of the Company or any Subsidiary from any taxable period ending on or before the Closing Date to any taxable period ending after the Closing Date.

            (n) The Company, to the Knowledge of the Company's management, has never been a member of a consolidated group or filed a consolidated U.S. federal income Tax return other than with its current Subsidiaries.

            (o) The Company is not, and to the knowledge of the Company's management has never been, a "partner," for U.S. federal income Tax purposes with any Person.

            (p) All transactions between the Company and any Affiliate of the Company have complied with Section 482 of the Code, or any similar provision under state, local or foreign Tax law.

            (q) The Company will not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the percentage of completion method of accounting or any other method of accounting.

            (r) As used in this Agreement, "Tax" or "Taxes" means (i) any and all taxes (whether federal, state, local or foreign) including, without limitation, net or gross income, gross receipts, net proceeds, profits, property, sales, use, capital stock, net worth, occupation, value added, ad valorem, transfer, franchise, recapture, excise, windfall, withholding, payroll, social security, workers' compensation, unemployment compensation or employment taxes, tariffs, imposts, duties, levies, fees or governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties or additions to tax imposed with respect to any of the foregoing, and
(ii) any obligations under any agreements or arrangements with respect to any tax or taxes described in clause (i) above. As used in this Agreement, "Tax Return" means any return, declaration, report, claim for refund, information return, or statement, estimated return or statement or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

      3.23 No Violations; No Conflict; No Consents Required, Etc. The Company is not in violation of any Company Charter Document. The Company and its Subsidiaries are not nor, to the Knowledge of the Company, is any other party thereto, in default under any agreement, contract, commitment or other document that is referred to in the Company Public Reports (collectively, the "Company Filed Documents") in any manner that has had, or which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company. The execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a default under or a breach or violation of, (a) any Law to which the Company Parent, the Company or any Subsidiary thereof or their respective assets, properties or businesses are subject or bound, (b) any judgment, order or decree of any Governmental Authority which is applicable to the Company Parent, the Company or any Subsidiary thereof or their respective assets, properties or businesses, or (c) the Company Charter Documents or any securities issued by the Company, except, with respect to clauses (a) and (b) for any of the same that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company Parent, the Company or any Subsidiary thereof under, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise materially adversely change the existing rights or obligations of the Company Parent, the Company or any Subsidiary thereof with respect to, any Company Contracts except for any of the same that has not had, or which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as aforesaid, or as specifically contemplated by this Agreement, no authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby by the Company Parent or the Company. None of the Company Filed Documents prohibits or restricts the Company, its Subsidiaries or any officer, director, employee, agent or shareholder thereof from freely providing services or products to any customer or potential customer of the Company, its Subsidiaries, Parent or Newco except (i) as disclosed in Schedule 3.23, (ii) except with respect to non-disclosure agreements entered into by the Company in the ordinary course of its business which may contain prohibitions or restrictions only on the disclosure, retention, or use of the other Person to such agreement's confidential or proprietary information or which may contain non-solicitation provisions, and (iii) any such prohibitions or restrictions under the license agreements of the Company identified on Schedule 3.15 hereto.

      3.24 Absence of Changes. Since December 31, 2004, other than as disclosed in the Company Public Reports filed prior to the date hereof, and except for any Adjustment Issuance or Closing Issuance, termination of the Company's CEO and the Company's President (as to which they only received or are entitled to receive shares of Company Common Stock as part of the Adjustment Issuances and no other compensation other than reimbursement of proper business expenses incurred in the normal course of business or other compensation paid in full prior to Closing consisting only of regular salary, vacation and sick pay amounts consistent with past practices which amounts were earned and related to actual time worked through the date of termination), and any termination of any license agreement of the Company or any termination of assignment by Company Parent or any of its Subsidiaries to Company of Intellectual Property Rights in contemplation of the transactions contemplated hereby (each as set forth on Schedule 3.24), there has not been:

            (a) any material adverse change in the business, operations, properties, assets, condition (financial or otherwise), Liabilities, or income of the Company and its Subsidiaries, taken as a whole;

            (b) any increase in the aggregate amount of the Company's or any Subsidiary's indebtedness, including, without limitation, guarantees, other than in the ordinary course of business or incurred in connection with the negotiation and consummation of this Agreement;

            (c) any material damage, destruction or casualty loss (whether or not covered by insurance) affecting the properties, assets or business of the Company or any Subsidiary;

            (d) any declaration, set aside or payment of any dividend or distribution of assets or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

            (e) any increase in the compensation, bonus, employee or fringe benefits, sales commissions or fee arrangement payable or to become payable by the Company or any Subsidiary to any of its officers, directors, shareholders, employees, consultants or agents;

            (f) any sale or transfer, or any agreement to sell or transfer, any business, assets, property or rights of the Company or any Subsidiary to any Person other than this Agreement or inventory in the ordinary course of business consistent with past practice;

            (g) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company or any Subsidiary, including without limitation any indebtedness or obligation of any Shareholders or any Affiliate thereof, other than pursuant to this Agreement;

            (h) any plan, agreement, contract, commitment or understanding or arrangement granting any preferential rights to purchase or acquire any interest in any of the capital stock, business, assets, property or rights of the Company or any Subsidiary or requiring consent of any party to the transfer and assignment of any such capital stock, business, assets, property or rights, other than pursuant to this Agreement;

            (i) any purchase or acquisition of, or any agreement, plan or arrangement to purchase or acquire, any assets, property or rights outside of the ordinary course of the Company's or any Subsidiary's business, or any expenditure made or commitment incurred to make any expenditure of US$10,000 or more other than in the ordinary course of the Company's or any Subsidiary's business;

            (j) any waiver of any material rights or claims of the Company or any Subsidiary, or, except in the ordinary course of business consistent with past practice, any amendment or termination of any Company Filed Document or other right of the Company or any Subsidiary;

            (k) any Encumbrance incurred upon any business, assets or property of the Company or any Subsidiary, other than Permitted Encumbrances or any Encumbrance in favor of Company Parent which Encumbrance will be extinguished on or before Closing;

            (l) the occurrence of any of the prohibited activities by or with respect to the Company set forth in Sections 5.2, 5.3 or 5.4 hereof;

            (m) any change in any of the accounting principles followed by the Company or the methods of applying such principles; or

            (n) any agreement or understanding to take any of the actions referred to above.

      3.25 Deposit Accounts; Powers of Attorney. The Company has delivered or made available to Parent a true, complete and correct list (set forth on Schedule 3.25) as of the date of this Agreement of:

            (a) the name of each financial institution in which the Company or any Subsidiary has accounts or safe deposit boxes;

            (b) the names in which the accounts or boxes are held;

            (c) the type of account and account number; and

            (d) the name of each person authorized to draw thereon or have access thereto.

No Person holds a general or special power of attorney from the Company or any Subsidiary.

      3.26 Relations with Governments. Except for political contributions made in compliance with applicable Laws, neither the Company nor any Affiliate of the Company acting on behalf of the Company or any Subsidiary has given or offered anything of value to any governmental official, political party or candidate for government office, and none of such persons has taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any Law of similar effect.

      3.27 No Interests In Other Businesses. To the Knowledge of the Company, no shareholder and no director, officer or employee of the Company, has any ownership or similar interest in any business (other than the Company) that is engaged in the Business. The foregoing representation shall not be construed to apply to a passive investment of not more than Five percent (5%) of any class of securities of any publicly traded entity which is engaged in the Business. The foregoing representations also shall not be construed to apply to any natural person performing services for any business engaged in the Business if both of the following conditions are met: (i) such other business is also engaged in other lines of business and (ii) the natural person's services are restricted to such other lines of business.

      3.28 Transactions With Affiliates.

            (a) To the Knowledge of the Company, other than as disclosed in the Company Public Reports and other than with respect to Company Parent (which transactions are set forth on Schedule 3.28) and with respect to Mr. Paul Hopper's prior employment relationship with Parent, no shareholder and no director, officer or employee of the Company, or any member of his or her immediate family or any other of its, his or her Affiliates, owns or has a 5% or more ownership interest in any Person that is or was during the last three years a party to, or in any property or asset which is or was during the last three years the subject of, any contract, agreement or understanding, business arrangement or relationship with the Company or any Subsidiary.

            (b) Sections 78.411 through 78.444 ("Combinations with Interested Stockholders") of the Nevada Revised Statutes do not prohibit the transactions by Company contemplated by this Agreement, and the transactions contemplated by this Agreement shall not restrict in any way, or trigger any restriction on, the Company, Parent, Newco or any Affiliate of the foregoing from undertaking any "combination" (as defined in such statutes) in the future; provided that the Company makes no representation as to the future impact of the independent fact that Parent, Newco or any Affiliate of the foregoing owns a material piece of the Company.

      3.29 Condition and Sufficiency of Assets. Other than the Company Intellectual Property, as to which no representation is made pursuant to the first sentence of this Section, and the real property of the Company, as to which no representation is made in the first sentence of this Section, the Company and its Subsidiaries have good and marketable title or leasehold title or a valid and continuing license to, or right to use all of the tangible personal property used by the Company or its Subsidiaries in their respective businesses. The foregoing tangible personal property, together with the Company Intellectual Property and all of the real property used by the Company or its Subsidiaries in their respective businesses, represents all of the tangible personal property, Intellectual Property and real property used by the Company or its Subsidiaries in their respective businesses as they are currently operated. Other than the Company Intellectual Property, as to which no representation is made pursuant to the third sentence of this Section, and the real property of the Company, as to which no representation is made in the third sentence of this Section, such tangible personal property is in good operating condition (ordinary wear and tear excepted) and is free from defect or damage and from Encumbrances other than Permitted Encumbrances.

      3.30 Takeover Statutes. The Company has, or prior to the Closing shall have, taken all actions necessary or advisable so that neither the restrictions set forth in Sections 78.378 through Section 78.3793 ("Acquisition of Controlling Interest") of the Nevada Revised Statutes nor any restrictive provision of any other "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation under Nevada law or restrictive provision of any applicable anti-takeover provision in the Company Charter Documents will be, applicable to the Company, Parent, Newco, any Affiliates of the foregoing, any shares of Company Stock (including, without limitation, the Parent Affiliate Company Stock), or any of the transactions contemplated by this Agreement.

      3.31 Dissenter's and Appraisal Rights. No Person currently has, and at Closing no Person shall have, any dissenter's rights, appraisal rights or similar rights by operation of Law or otherwise with respect to Company Stock.

      3.32 Disclosure. The Company has delivered or made available to Parent and Newco true, complete and correct copies of each agreement, contract, commitment or other document that is referred to in the schedules to this Agreement or that has been requested by Parent or Newco or their representatives. This Agreement and the schedules hereto do not and as of the Closing Date will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements herein and therein not misleading. If, prior to Closing, the Company or any of its Affiliates becomes aware of any fact or circumstance that would change a representation or warranty of the Company in this Agreement or any representation made by or on behalf of the Company, then the Company or such Shareholder shall immediately give notice of such fact or circumstance to Parent.

4. REPRESENTATIONS OF PARENT AND NEWCO

      Except as set forth on a Schedule attached hereto prior to the execution and delivery of this Agreement corresponding to the section of this Agreement to which any representations and warranties specifically relate, Parent hereby represents and warrants to the Company Parent and the Company that:

      4.1 Due Organization. Parent is, and Newco will be (to the extent formed) at Closing, corporations duly organized, validly existing and in good standing under the laws of Australia and the United Kingdom, respectively, and Parent has, and Newco will have (to the extent formed) at Closing, the requisite power and authority to carry on its business as it is now being conducted and as currently proposed to be conducted (giving effect to the transactions contemplated by this Agreement). Parent is, and Newco will be (to the extent formed) at Closing, duly qualified to do business and are in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. Prior to the Closing, Newco will not have engaged in any activities other than in connection with or as contemplated by this Agreement.

      4.2 Corporate Power; Authorization; Enforceable Obligation. Parent has, and at its execution of this Agreement Newco will have (to the extent formed), the full legal right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the unanimous approval of the Board of Directors of Parent, and at Closing shall have been duly and validly authorized by the unanimous approval of the Board of Directors of Newco (to the extent formed) and, other than approval of the shareholders of Parent ("Parent Shareholder Approval"), no other corporate action on the part of Parent or Newco will be necessary to authorize this Agreement or the other agreements, documents, certificates and instruments required to be delivered hereby or the performance of the transactions contemplated hereby. This Agreement and the other agreements, documents, certificates and instruments required to be delivered by Parent and Newco in accordance with the provisions hereof (the "Parent Documents") will be duly executed and delivered by Parent and Newco by duly authorized officers and this Agreement constitutes, and the Parent Documents when executed and delivered will constitute, the legal, valid and binding obligations of Parent and Newco, enforceable against Parent and Newco (to the extent formed) in accordance with their respective terms.

      4.3 Ownership of Gemini Stock. Parent, Newco or a Parent Affiliate is the record and beneficial owner of 50% of the Gemini Stock and will, immediately prior to the Closing, be the record and beneficial owner of such Gemini Stock, free and clear of any Encumbrances other than any Encumbrances arising through the agreements for the establishment of Gemini and between the shareholders therein.

      4.4 Available Funds. Parent or Newco has, as of the date of this Agreement, and will, immediately prior to the Closing, have the funds necessary to enable it to pay in full in cash at the Closing the cash payment pursuant to
Section 2.

      4.5 No Violations; No Conflict; No Consents Required, Etc. Neither Parent is, nor will Newco be (to the extent formed), in violation of its charter or bylaws, each as amended. The execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby do not conflict with, result in a default under or a breach or violation of, adversely affect the rights and benefits afforded to Parent or Newco or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Parent or Newco thereunder by (a) any Law to which Parent or Newco or their respective assets, properties or businesses are subject or bound,
(b) any judgment, order or decree of any Governmental Authority which is applicable to Parent or Newco or the assets, properties or businesses of Parent or Newco, (c) the charter or bylaws of either Parent or Newco or any securities issued by Parent or Newco, or (d) any material contracts, or other agreement, contract, commitment, arrangement or understanding, oral or written, to which Parent or Newco is a party, by which Parent or Newco or any shareholder of Parent or Newco may have rights or by which any of the properties or assets of Parent or Newco may be bound or affected, except with respect to clauses (a),
(b) and (d), for any of the same that has not had or will not have, individually or in the aggregate, a Material Adverse Effect on Parent or Newco. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby by Parent or Newco.

      4.6 Compound Intellectual Property. To the extent the Compound is transferred to the Company, at Closing, Newco or another Parent Affiliate that becomes a party to this Agreement will own or have licensed (under valid and continuing licenses) all Intellectual Property Rights that may be necessary for the Use of the Compound, as the Compound is currently proposed to be Used ("Compound Intellectual Property"), free of all Encumbrances (except, in respect of licenses, for the Encumbrances pursuant to the licenses themselves) and a true, complete and correct list of such Compound Intellectual Property will, if applicable, be set forth in Schedule 4.6. The Compound Intellectual Property and the use thereof does not and will not infringe or otherwise violate the copyrights, domain name rights, trademark rights, patent rights, trade secrets, confidentiality rights or any other rights (including, without limitation, Intellectual Property Rights) of any Person in any country. To Parent's Knowledge, there is and has been no unauthorized Use, disclosure, infringement or misappropriation of any Compound Intellectual Property by any Person, including, without limitation, any employee, former employee, independent contractor or former independent contractor of Parent. Parent has taken appropriate steps to protect and preserve the confidentiality of all Compound Intellectual Property.

5. COVENANTS PRIOR TO CLOSING

      5.1 Access and Cooperation; Due Diligence.

            (a) The Company will afford to the officers, directors, employees, consultants, representatives, advisors and agents of Parent and Newco reasonable access to all of the Company's and its Subsidiaries' sites, properties, books and records, subject to the Confidentiality Agreement, during the Company's customary business hours upon reasonable notice and without undue disruption of the Company's business and will deliver or make available to Parent and Newco such financial and operating data and other information and documents as to the business, operations, properties, assets, condition (financial or otherwise), results of operations and prospects of the Company as Parent or Newco may from time to time reasonably request. The Company will cooperate with Parent and Newco and their officers, directors, employees, consultants, representatives, advisors and agents in the preparation of any documents or other materials which may be required in connection with any documents or materials required by this Agreement. If Parent determines that it is not satisfied with the Schedules to this Agreement or the information and documents received by Parent, Parent may terminate this Agreement pursuant to Section 9 provided that written notice of such termination by Parent is received by the Company Parent and/or the Company not more than seven (7) Business Days after the execution and delivery of this Agreement by the parties hereto. Parent shall have no right to terminate this Agreement because it is dissatisfied with the aforesaid Schedules or such information and documents after the conclusion of such 7-Business Day period.

            (b) Parent and Newco will deliver or make available to the Company such information and documents as to the subject matter of Parent's representations and warranties and the Compound, if any, as the Company may from time to time reasonably request. Parent and Newco will cooperate with the Company and its officers, directors, employees, consultants, representatives, advisors and agents in the preparation of any documents or other materials which may be required in connection with any documents or materials required by this Agreement. If Company Parent determines that it is not satisfied with the information and documents received by Company Parent with respect to the Parent's representations and warranties set forth in Sections 4.1 through and including 4.5, Company Parent may terminate this Agreement pursuant to Section 9 provided that written notice of such termination by Company Parent is received by the Parent not more than seven (7) Business Days after the execution and delivery of this Agreement by the parties hereto. Company Parent shall have no right to terminate this Agreement because it is dissatisfied with such information and documents after the conclusion of such 7-Business Day period. Notwithstanding the foregoing, if the information or documents with respect to the Compound are not to Company Parent's reasonable satisfaction and written notice of such determination by the Company Parent is received by Parent not more than seven (7) Business Days after the execution and delivery of this Agreement by the parties hereto, at Closing, Parent shall, pursuant to Section 2(c), deliver to the Company US$100,000 instead of the Compound.

            (c) Parent, Newco, the Company Parent and the Company will treat all information obtained in connection with the negotiation and performance of this Agreement and the due diligence investigations conducted with respect to the Company and the Compound as confidential in accordance with the Confidentiality Agreement, dated as of December 13, 2005, by and between the Company and Parent (the "Confidentiality Agreement"). No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

      5.2 Conduct of Business Pending Closing.

            (a) From the date hereof through and including the earlier of (x) the Closing Date and (y) the date this Agreement is terminated in accordance with Article 9 hereof, and except for any Adjustment Issuance or Closing Issuance, termination of the Company's CEO and the Company's President (as to which they only received or are entitled to receive shares of Company Common Stock as part of the Adjustment Issuances and no other consideration or compensation other than reimbursement of proper business expenses incurred in the normal course of business or other consideration paid in full prior to Closing consisting only of regular salary, vacation and sick pay amounts consistent with past practices which amounts were earned and related to actual time worked through the date of termination), and any termination of any license agreement of the Company or any termination of assignment by Company Parent or any of its Subsidiaries to Company of Intellectual Property Rights in contemplation of the transactions contemplated hereby (each as set forth on Schedule 3.24), the Company and its Subsidiaries will, and the Company Parent will take all reasonable actions to cause the Company and the Company's Subsidiaries to do the following:

                  (i) carry on its business in the same manner as it has prior to the date hereof and not introduce any material new method of management, operation or accounting;

                  (ii) maintain its properties and facilities, including those held under leases, in good working order and condition, ordinary wear and tear excepted;

                  (iii) perform in all material respects all of its obligations under agreements relating to or affecting its assets, properties, business or other rights;

                  (iv) keep in full force and effect present insurance policies or other comparable insurance coverage;

                  (v) use its best efforts to maintain and preserve its corporate existence and maintain its relationships with suppliers, customers and others having business relations with the Company;

                  (vi) use its best efforts to maintain compliance with all Licenses and Laws of Governmental Authority applicable to it or its businesses, properties or assets; and

                  (vii) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments without the knowledge and written consent of Parent.

            (b) From the date hereof through and including the earlier of (x) the Closing Date and (y) the date this Agreement is terminated in accordance with Article 9 hereof, neither the Company, the Company Parent nor Parent will take or omit to take any reasonable action which will cause Gemini to fail to do any of the following, without the prior written consent of the other parties hereto, which shall not be unreasonably withheld:

                  (i) carry on its business in the same manner as it has prior to the date hereof and not introduce any material new method of management, operation or accounting;

                  (ii) maintain its properties and facilities, including those held under leases, in good working order and condition, ordinary wear and tear excepted;

                  (iii) perform in all material respects all of its obligations under agreements relating to or affecting its assets, properties, business or other rights;

                  (iv) keep in full force and effect present insurance policies or other comparable insurance coverage;

                  (v) use its best efforts to maintain and preserve its corporate existence and maintain its relationships with suppliers, customers and others having business relations with the Company;

                  (vi) use its best efforts to maintain compliance with all Licenses and Laws of Governmental Authority applicable to it or its businesses, properties or assets; and

                  (vii) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments without the knowledge and written consent of Parent.

      5.3 Prohibited Activities.

            (a) From the date hereof through and including the earlier of (x) the Closing Date and (y) the date this Agreement is terminated in accordance with Article 9 hereof, except for any Adjustment Issuance or Closing Issuance, termination of the Company's CEO and the Company's President (as to which they only received or are entitled to receive shares of Company Common Stock as part of the Adjustment Issuances and no other consideration or compensation other than reimbursement of proper business expenses incurred in the normal course of business or other consideration paid in full prior to Closing consisting only of regular salary, vacation and sick pay amounts consistent with past practices which amounts were earned and related to actual time worked through the date of termination), and any termination of any license agreement of the Company or any termination of assignment by Company Parent or any of its Subsidiaries to Company of Intellectual Property Rights in contemplation of the transactions contemplated hereby (each as set forth on Schedule 3.24), the Company and its Subsidiaries will not, and the Company Parent will cause the Company and the Company's Subsidiaries to not, without the prior written consent of Parent:

                  (i) make any change in the Company Charter Documents other than pursuant to Section 2(e) of this Agreement;

                  (ii) issue any options, warrants, calls, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments (contingent or otherwise) of any kind relating to its securities;

                  (iii) declare or pay any dividend, or declare or make any distribution in respect of its capital stock, or any direct or indirect redemption or purchase, or other acquisition for value, of any shares of its capital stock;

                  (iv) make any changes in the compensation payable or to become payable to any of its officers, directors, shareholders, employees, Affiliates, consultants or agents or to any other persons providing services;

                  (v) make any loans to any of its officers, directors, shareholders, employees, Affiliates, consultants, representatives, advisors or agents or made any change in its existing borrowing or lending arrangements for or on behalf of any such Persons, whether pursuant to any employee benefit plan or otherwise;

                  (vi) grant, issue, accelerate, pay, accrue or agree to pay or make any accrual or arrangement for payment of salary, bonus or other payments or benefits pursuant to, or adopt or amend, any new or existing plan contemplated by Section 3.20(a);

                  (vii) enter into any contract or commitment or incur or agree to incur any new Liability or make any capital expenditures, except (a) in the ordinary course of business consistent with past practice and (b) for any other Liability, in each case of (a) and (b) which shall be fully and completely discharged on or before Closing and any Liabilities to Parent, Newco or any other Parent Affiliate arising by virtue of this Agreement;

                  (viii) sell, assign, lease or otherwise transfer or dispose of any assets, property or rights except in the ordinary course of business consistent with past practices;

                  (ix) purchase or acquire, or agree to purchase or acquire, any property, rights or assets except in the ordinary course of business consistent with past practices except as contemplated hereby;

                  (x) merge or consolidate or agree to merge or consolidate with or into any other Person;

                  (xi) cancel or agree to cancel any indebtedness or other obligation owing to the Company, or waive any rights or claims of the Company, provided that the Company may negotiate and adjust bills and accounts in the course of good faith disputes with customers in a manner consistent with past practice;

                  (xii) amend in a manner adverse to the Company or terminate any agreement, License or other right of the Company without Parent's written consent, which consent shall not be unreasonably withheld or delayed;

                  (xiii) enter into any other transaction outside the ordinary course of the Company's business other than this Agreement and the implementation hereof; or

                  (xiv) agree to do any of the foregoing.

            (b) From the date hereof through and including the earlier of (x) the Closing Date and (y) the date this Agreement is terminated in accordance with Article 9 hereof, neither the Company, Company Parent nor Parent will take or omit to take any reasonable action which will cause Gemini to do any of the following, without the prior written consent of the other parties hereto, which shall not be unreasonably withheld:

                  (i) make any change in Gemini's charter documents;

                  (ii) issue any options, warrants, calls, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments (contingent or otherwise) of any kind relating to its securities;

                  (iii) declare or pay any dividend, or declare or make any distribution in respect of its capital stock, or any direct or indirect redemption or purchase, or other acquisition for value, of any shares of its capital stock;

                  (iv) make any changes in the compensation payable or to become payable to any of its officers, directors, shareholders, employees, Affiliates, consultants or agents or to any other persons providing services;

                  (v) make any loans to any of its officers, directors, shareholders, employees, Affiliates, consultants, representatives, advisors or agents or made any change in its existing borrowing or lending arrangements for or on behalf of any such Persons, whether pursuant to any employee benefit plan or otherwise;

                  (vi) grant, issue, accelerate, pay, accrue or agree to pay or make any accrual or arrangement for payment of salary, bonus or other payments or benefits pursuant to, or adopt or amend, any new or existing plan contemplated by Section 3.20(a);

                  (vii) enter into any contract or commitment or incur or agree to incur any Liability or make any capital expenditures, except in the ordinary course of business consistent with past practice and, in any case, not individually or in the aggregate in excess of US$50,000;

                  (viii) sell, assign, lease or otherwise transfer or dispose of any assets, property or rights except in the ordinary course of business consistent with past practices;

                  (ix) purchase or acquire, or agree to purchase or acquire, any property, rights or assets except in the ordinary course of business consistent with past practices except as contemplated hereby;

                  (x) merge or consolidate or agree to merge or consolidate with or into any other Person;

                  (xi) cancel or agree to cancel any indebtedness or other obligation owing to Gemini, or waive any rights or claims of Gemini, provided that Gemini may negotiate and adjust bills and accounts in the course of good faith disputes with customers in a manner consistent with past practice;

                  (xii) amend in a manner adverse to Gemini or terminate any agreement, License or other right of Gemini;

                  (xiii) enter into any other transaction outside the ordinary course of Gemini's business; or

                  (xiv) agree to do any of the foregoing.

            (c) Prior to the earlier of the Closing Date or the date this Agreement is terminated in accordance with Article 9 hereof, neither Parent, Company Parent nor Company will take any action to sell, transfer or otherwise assign any of their respective interests in Gemini, or to encumber the same, or to agree to do any of the foregoing, without the prior written consent of the other parties hereto.

      5.4 No Solicitation. The Company Parent and the Company will not, and will not authorize or permit any of their Subsidiaries or any of their or their Subsidiaries' respective employees, consultants, agents, officers, directors, shareholders, trustees, representatives or Affiliates (including any investment banker, attorney or accountant retained by their or any of their Subsidiaries) to, directly or indirectly solicit, initiate, encourage, propose, seek or facilitate (including by way of furnishing information) any inquiries or the making or implementation of proposals or offers from any Person for or that could reasonably be expected to lead to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of the Company and its Subsidiaries, taken as a whole, having an aggregate value equal to 50% or more of the market capitalization of the Company, or any purchase or sale of, or tender or exchange offer for, 50% or more of the equity securities of the Company (any such proposal or offer (other than a proposal or offer made by a Parent Affiliate) being hereinafter referred to as an "Acquisition Proposal"). The Company Parent and the Company each further agrees that neither it nor any of their respective Subsidiaries shall, nor will they authorize or permit any of their or their respective Subsidiaries' employees, consultants, agents, officers, directors, shareholders, trustees, representatives and Affiliates to, directly or indirectly, have any discussion with or provide any non-public information or data to any Person relating to the Company or any of its Subsidiaries in connection with a potential Acquisition Proposal, or engage in any negotiations concerning a potential Acquisition Proposal, or facilitate any effort or attempt to make, negotiate or implement a potential Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, the Company or the Company Board shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in the Company Recommendation in accordance with Section 5.7, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case as is referred to in clause (C), (i) the Company Shareholders Meeting shall not have occurred and the Company Written Consents shall not have been received by the Company, (ii) the Company Board concludes in good faith (I) after consultation with its independent financial advisor, that there is a reasonable likelihood that such Acquisition Proposal would result in a Superior Proposal, and (II) after consultation with its outside legal counsel, that failure to take such action would be reasonably expected to result in a breach of the directors' fiduciary duties under applicable law, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Company Board receives from such Person an executed confidentiality agreement customary for a transaction of this type on terms that are substantially similar to and no less favorable to the Company than those set forth in the Confidentiality Agreement, and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Company notifies Parent promptly (but in no event later than 24 hours after receipt) of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. The Company agrees that it will keep Parent informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will use its best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4. Nothing in this Section 5.4 shall
(x) permit Parent, the Company Parent or the Company to terminate this Agreement (except as specifically provided in Section 9 hereof) or (y) affect any other obligation of Parent, the Company Parent or the Company under this Agreement.

      5.5 Notification of Certain Matters. Without limiting the foregoing, prior to the Closing, the Company shall give prompt notice to Parent and Newco of (i) the occurrence or non-occurrence of any event which would cause or would be likely to cause any representation or warranty of the Company contained herein to be untrue or inaccurate as of the Closing and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person hereunder prior to or at the Closing. Prior to the Closing, Parent and Newco shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event which would cause or would be likely to cause any representation or warranty of Parent or Newco contained herein to be untrue or inaccurate as of the Closing and (ii) any failure of Parent or Newco to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder prior to or at the Closing. The delivery of any notice pursuant to this Section 5.5 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice or (ii) modify the conditions set forth in Sections 6 and 7 hereof.

      5.6 Proxy or Information Statement.

            (a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement or information statement, as applicable, relating to the meeting of the shareholders of the Company or the Company Written Consents, as applicable, with respect to this Agreement and the transactions contemplated hereby (together with any amendments thereof or supplements thereto, the "Proxy Statement"). The Company shall prepare and file with the SEC any other filings required to be made by the Company ("Other Filings"), as the case may be, as and when required or requested by the SEC. The Company will use all reasonable best efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings as promptly as practicable. Each of Parent and Newco shall furnish all information concerning it as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings. At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy or information statement materials with the SEC and cause the Proxy Statement to be mailed to its shareholders. Prior to filing the preliminary proxy or information statement materials, definitive proxy or information statement materials or any other filing with the SEC or any other Governmental Authority, the Company shall provide Parent and Newco with reasonable opportunity to review and comment on each such filing in advance. The Company will advise Parent and Newco promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

            (b) Parent and Newco agree that the information supplied by Parent and Newco for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (including with respect to any amendments thereof or supplements thereto) is first mailed to the Company's shareholders and (ii) the time of the meeting of the shareholders of the Company contemplated by clause (a) ("Company Shareholders Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. If, at any time prior to the Closing, any event or circumstance relating to Parent, Newco or any Parent or Newco Subsidiary, or their respective officers or directors, should be discovered by Parent or Newco that should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, Parent or Newco shall promptly inform the Company in writing.

            (c) The Company agrees that the Proxy Statement (other than information supplied by Parent or Newco for inclusion in the Proxy Statement) shall not, at (i) the time the Proxy Statement (including with respect to any amendments thereof or supplements thereto) is first mailed to the Company's shareholders and (ii) the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. If, at any time prior to the Closing, any event or circumstance relating to the Company, the Company Parent or any Company Parent Subsidiary, or their respective officers or directors, should be discovered by the Company or Company Parent that should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, the Company or Company Parent shall promptly inform Parent and Newco.

            (d) The Company Parent shall cause the Company to comply with its duties under this Section 5.6 and Section 5.7.

      5.7 Company and Parent Shareholders Meeting; Board Recommendation.

            (a) The Company shall call and hold the Company Shareholders Meeting as promptly as reasonably practicable (and in no event later than 45 days after mailing of the Proxy Statement) for the purpose of obtaining the approval of the shareholders of the Company unless the Company Written Consents have been received. In connection with any Company Shareholders Meeting, the Company will
(i) subject to applicable Laws, use its reasonable best efforts (including postponing or adjourning the Company Shareholders Meeting to obtain a quorum or to solicit additional proxies) to obtain the approval of the shareholders of the Company and (ii) otherwise comply with all applicable Law pertaining to the Company Shareholders Meeting.

            (b) Subject to the proviso below and to the extent there is a Company Shareholders Meeting, the Board of Directors of the Company (the "Company Board") shall unanimously recommend ("Company Recommendation" that the Company's shareholders vote in favor of the adoption of this Agreement, (ii) the Proxy Statement shall include a statement to the effect that the Company Board has unanimously recommended that the Company's shareholders vote in favor of the adoption of this Agreement at the Company Shareholders Meeting, and (iii) neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent or Newco, such recommendation of the Company Board (collectively, a "Change in the Company Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Company Recommendation) of factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided that the Company Board does not withdraw, modify or qualify in any manner adverse to Parent its recommendation) in the Proxy Statement or Other Filings, to the extent such factual information is required to be disclosed under applicable Law; and, provided further, that the Company Board may make a Change in the Company Recommendation prior to the earlier to occur of the Company Shareholders Meeting and the receipt by the Company of the Company Written Consents if the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect such Change in the Company Recommendation would be reasonably expected to result in a breach of the fiduciary duties of the Company's directors under applicable Law, but following receipt of any Acquisition Proposal, the Company Board may make a Change in the Company Recommendation pursuant to this Section 5.7(b) by reason of such Acquisition Proposal only if such Acquisition Proposal is a Superior Proposal; and, provided further, that the Board of Directors of the Company may make a Change in the Company Recommendation prior to the earlier to occur of the Company Shareholders Meeting and the receipt by the Company of the Company Written Consents, if a Material Adverse Effect has occurred with respect to Gemini, or on the Parent or Parent Affiliates' ownership of its Gemini Stock, or the ability of Parent or the applicable Parent Affiliate to transfer the Gemini Stock pursuant to this Agreement. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the shareholders of the Company at the Company Shareholders Meeting for the purpose of adopting the Agreement and approving the transactions contemplated hereby; provided that this Agreement shall not be required to be submitted to the shareholders of the Company at the Company Shareholders Meeting if this Agreement has been terminated pursuant to Section 9 hereof or if the Company shall have already received the Company Written Consents.

            (c) Parent shall duly take all lawful and commercially reasonable action to call, give notice of, convene and hold a meeting of its shareholders on a date as soon as reasonably practicable after the execution and delivery of the Agreement consistent with the Parent's restructuring plan (the "Parent Shareholders Meeting") for the purpose of obtaining the Parent Shareholder Approval and shall take all lawful and commercially reasonable action to solicit the approval of this Agreement and the Board of Directors of Parent shall recommend approval of this Agreement by the shareholders of Parent (the "Parent Recommendation"), and shall not change in any manner adverse to the Company such recommendation (collectively, a "Change in the Parent Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Parent Recommendation) of factual information regarding the business, financial condition or operations of Parent or the Company (provided that the Board of Directors of Parent does not withdraw, modify or qualify in any manner adverse to the Company its recommendation), to the extent such factual information, is required to be disclosed under applicable law; provided further, that the Board of Directors of Parent may make a Change in the Parent Recommendation prior to Parent Shareholders Meeting if a Material Adverse Effect has occurred with respect to the Company; and provided further, that the Board of Directors of Parent may make a Change in the Parent Recommendation prior to the Parent Shareholders Meeting if the Board of Directors of Parent determines in good faith, after consultation with outside counsel, that the failure to effect such Change in the Parent Recommendation would be reasonably expected to result in a breach of the fiduciary duties of Parent's directors under applicable Law, but a Change in the Parent Recommendation may only be made in respect of an alternate offer or proposal for the acquisition, directly or indirectly, of the Gemini Stock by a Person other than the Company if such offer or proposal is a Superior Proposal; and, provided further, that the Parent Board may make a Change in the Parent Recommendation prior to the Parent Shareholders Meeting, if a Material Adverse Effect has occurred with respect to the Company or Gemini, the Company's ownership of its Gemini Stock or the ability of the Company to transfer the Parent Affiliate Company Stock pursuant to this Agreement. Notwithstanding any Change in the Parent Recommendation, a proposal to approve this Agreement shall be submitted to the shareholders of Parent at the Parent Shareholders Meeting for the purpose of obtaining the Parent Shareholder Approval; provided that this Agreement shall not be required to be submitted to the shareholders of Parent at the Parent Shareholders Meeting if this Agreement has been terminated pursuant to Section 9 hereof.

            (d) For purposes of this Agreement, a Change in the Company Recommendation or Change in the Parent Recommendation, as applicable, shall be deemed to include, without limitation, a recommendation by the Company Board of Directors or the Parent Board of Directors, as applicable, of a third party Acquisition Proposal with respect to the Company.

      5.8 Newco(a) . Promptly after the execution and delivery of this Agreement by Parent, the Company and Company Parent, Parent may organize Newco as contemplated by the recitals of this Agreement and if so organized shall cause Newco to become a party to this Agreement by executing a counterpart signature page to this Agreement and delivering the same to the Company and Company Parent.

      5.9 Further Assurances(a) . The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments and documents and take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

      5.10 Joint Venture Agreement. The parties agree that at all times prior to the Closing or earlier termination of this Agreement, (a) Parent will fund all amounts required to be funded pursuant to the Joint Venture Agreement, dated as of October 5, 2004, by and among Parent and the Company Parent (the "Joint Venture Agreement"), whether or not Company Parent is required to fund the same pursuant to the Joint Venture Agreement, until the earlier of Closing or the termination of this Agreement, and (b) the Company Parent's payment obligations under the Joint Venture Agreement will be suspended and undertaken by Parent until the earlier of (i) Closing (at which time the Company Parent shall be released from any and all obligations under the Joint Venture Agreement, and the Parent shall be released from all of its obligations arising under the Joint Venture Agreement after the date of Closing) and (ii) the termination of this Agreement (at which time each of the Company Parent and the Parent will have its respective obligations under the Joint Venture Agreement as exist immediately prior to the date hereof). After the Closing, the parties agree that the Joint Venture Agreement shall terminate and neither Parent nor Company Parent shall have any further obligations to make payments or otherwise thereunder for any obligations incurred from that date forward and Company.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

      The obligations of the Company Parent and the Company with respect to actions to be taken on the Closing Date are subject to the satisfaction or written waiver by the Company on or prior to the Closing Date of the following conditions:

      6.1 Representations and Warranties; Performance of Obligations. All representations and warranties of Parent and Newco (to the extent formed) contained in Section 4 shall be true, complete and correct as of the Closing Date as though such representations and warranties had been made as of that time, except for such representations which speak as of a specific date, which shall continue to be true, complete and correct as of the applicable date; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Parent and Newco at or before the Closing shall have been duly complied with and performed; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Parent and Newco (to the extent formed) shall have been delivered to the Company.

      6.2 No Litigation. No action or proceeding before a court or any other Governmental Authority shall have been instituted and be continuing or threatened to restrain or prohibit the transactions contemplated hereby.

      6.3 Consents and Approvals. All necessary consents and approvals of and filings with any Governmental Authority relating to the consummation of the transactions contemplated herein shall have been obtained and made. The approval of the shareholders of the Company to the transactions contemplated herein and in the documents contemplated hereby shall have been obtained.

      6.4 No Material Adverse Effect. No event or circumstance shall have occurred which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Gemini, on the Parent Affiliates' ownership of its Gemini Stock proposed to be transferred pursuant to this Agreement or the ability of the applicable Parent Affiliate to transfer the Gemini Stock pursuant to this Agreement; and the Company shall have received on the Closing Date a certificate signed by Parent and Newco and, to the extent applicable, such other Parent Affiliate, dated the Closing Date to such effect.

      6.5 Secretary's Certificate. The Company shall have received a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of Parent and Newco, certifying the truth, completeness and correctness of attached copies of the Parent and Newco Charter Documents and resolutions of the boards of directors of Parent and Newco and of the shareholders of Parent and Newco approving Parent's and Newco's execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of their respective obligations hereunder.

      6.6 Contribution by Parent Affiliate. Parent and Newco shall have performed their obligations pursuant to Section 2(a), (b), and (c) to the reasonable satisfaction of Company and Company Parent.

      6.7 Resolution of Disputes. Company Parent and the Company shall have received releases of any and all liabilities of each of Company Parent, the Company and their respective officers, directors, employees, representatives, consultants and agents, with respect to Gemini, which releases shall be reasonably satisfactory in form and in substance to each of the Company Parent, the Company and the Parent.

      6.8 Parent Shareholder Agreement. Dr. Richard Opara shall have executed and delivered to the Company a Shareholder Agreement in substantially the form of Annex I attached hereto at the time of signing and such agreement shall be in full force and effect through and including the Closing with no breach thereof by Dr. Opara.

      6.9 Noncompetition, Nondisclosure and Release Agreements. Parent, Newco, and the officers, directors and employees of the Company upon consummation of Closing shall have executed and delivered to Company and Company Parent Noncompetition, Nondisclosure and Release Agreements in form and substance reasonably satisfactory to Company Parent and to Parent with respect to the Business.

      6.10 Company Charter Documents; Voting Agreement. The Company Charter Documents shall be amended and restated in a form and in substance mutually agreeable to Company Parent and Parent to reflect, among other things, (i) that the Nevada Revised Statutes "Combinations with Interested Stockholder," "Acquisition of Controlling Interests" and similar provisions do not apply to the transaction contemplated by this Agreement or to Parent, Newco or their respective Affiliates and (ii) restrictions on actions by Company post-Closing without the approval of Company Parent so long as Company Parent owns 20% or more of the capital stock of the Company on a Fully Diluted Basis, and such other matters, if any, as may be mutually agreed by Company Parent and Parent, unless as to item (ii), the Company Parent and Parent agree to address such matters in a voting agreement.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT, NEWCO AND GEMINI

      The obligations of Parent and Newco with respect to actions to be taken on the Closing Date are subject to the satisfaction or written waiver by Parent and Newco on or prior to the Closing Date of all of the following conditions:

      7.1 Representations and Warranties; Performance of Obligations. All the representations and warranties of the Company Parent and the Company contained in this Agreement shall be true, complete and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that time except for such representations which speak as of a specific date, which shall continue to be true, complete and correct as of the applicable date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Company Parent or the Company at or before the Closing shall have been duly performed or complied with; and certificates to the foregoing effect dated the Closing Date and signed by the chief executive officer of the Company Parent and the Company shall have been delivered to Parent and Newco.

      7.2 No Litigation. No action or proceeding before a court or any other Governmental Authority or body shall have been instituted and be continuing or threatened to restrain or prohibit the transactions contemplated hereby.

      7.3 Consents and Approvals. All necessary consents and approvals of and filings with any Governmental Authority relating to the consummation of the transactions contemplated herein shall have been obtained and made, and all necessary consents and approvals of third parties shall have been obtained. The approval of the shareholders of Parent to the restructuring of Parent, including the transactions contemplated herein and in the documents contemplated hereby, shall have been obtained.

      7.4 Good Standing Certificates. The Company shall have delivered to Parent a certificate, dated as of a date no earlier than five days prior to the Closing Date and a bring down within two business days of the Closing Date, if available, duly issued by the appropriate Governmental Authority in the State of Nevada showing the Company is in good standing and authorized to do business and that all state franchise taxes for the Company for all periods prior to the Closing have been paid.

      7.5 No Material Adverse Effect. No event or circumstance shall have occurred which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, on Gemini or on the Company's ownership of its Gemini Stock, or the ability of the Company to transfer the Parent Affiliate Company Stock pursuant to this Agreement; and Parent shall have received on the Closing Date a certificate signed by the Company dated the Closing Date to such effect.

      7.6 Secretary's Certificate. Parent shall have received a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying the truth, completeness and correctness of attached copies of the Company's Certificate of Incorporation, Bylaws and resolutions of the Company Board and of the shareholders of the Company approving the Company's execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of their respective obligations hereunder.

      7.7 Noncompetition, Nondisclosure and Release Agreements. The Company Parent and the officers, directors and employees of the Company as of the date hereof shall have executed and delivered to Parent Noncompetition, Nondisclosure and Release Agreements in form and substance reasonably satisfactory to Company Parent and to Parent with respect to the Business.

      7.8 Resolution of Disputes. Parent and Newco shall have received releases of any and all liabilities of any of them, and their respective officers, directors, employees, representatives, consultants and agents, with respect to Gemini, which releases shall be reasonably satisfactory in form and in substance to Parent, Newco and the Company Parent.

      7.9 Company Shareholder Agreement. The Company Parent shall have executed and delivered to Parent a Shareholder Agreement in substantially the form of Annex II attached hereto at the time of signing and such agreement shall be in full force and effect through and including the Closing with no breach thereof by Company Parent.

      7.10 Registration Rights Agreement. The Company shall have executed and delivered to Parent a Registration Rights Agreement in form and substance reasonably satisfactory to Parent and the Company Parent.

      7.11 Company Charter Documents. The Company Charter Documents shall be amended and restated in a form and in substance mutually agreeable to Company Parent and Parent to reflect, among other things, (i) that the Nevada Revised Statutes "Combinations with Interested Stockholder," "Acquisition of Controlling Interests" and similar provisions do not apply to the transaction contemplated by this Agreement or to Parent, Newco or their respective Affiliates and (ii) restrictions on actions by Company post-Closing without the approval of Company Parent so long as Company Parent owns 20% or more of the capital stock of the Company on a Fully Diluted Basis, and such other matters, if any, as may be mutually agreed by Company Parent and Parent, unless as to item (ii), the Company Parent and Parent agree to address such matters in a voting agreement.

      7.12 FIRPTA. The Company shall have delivered to Parent the FIRPTA Certificate.

      7.13 Filing of Form 10-KSB. The Company shall have filed, in accordance with the rules and regulations of the Exchange Act, a true, complete and correct Form 10-KSB for its fiscal year ended December 31, 2005, including therein audited financial statements and an opinion by Cacciamatta Accountancy Corporation on such financial statements.

8. INDEMNIFICATION

      8.1 Indemnification.

            (a) Subject to Section 8.4, Company Parent (the "Company Indemnifying Party") hereby covenants and agrees, to indemnify, defend, protect and hold harmless Parent, Newco, and, subsequent to the Closing, the Company and their respective officers, shareholders, employees, directors, Affiliates, Subsidiaries, agents, successors and assigns (collectively, the "Parent Indemnitees"), at all times from and after the date of this Agreement until the Expiration Date (as defined in Section 8.4 hereof) from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by Parent, Newco, the Company (after the Closing) or any Parent Indemnitees (collectively, "Loss") as a result of, in connection with or arising from (i) any inaccuracy in or breach of any representation and warranty of the Company Parent or the Company set forth in this Agreement or in any Company Document or on the schedules or (ii) any breach of any term, covenant, condition or agreement on the part of the Company Parent or the Company under this Agreement or the Company Documents.

            (b) Subject to Section 8.4, Avantogen and Newco, jointly and severally (the "Parent Indemnifying Party") hereby covenants and agrees, to indemnify, defend, protect and hold harmless Company Parent and, prior to the Closing, the Company and their respective officers, shareholders, employees, directors, Affiliates, Subsidiaries, agents, successors and assigns (collectively, the "Company Indemnitees"), at all times from and after the date of this Agreement until the Expiration Date (as defined in Section 8.4 hereof) from and against all Losses incurred by the Company Parent, the Company (prior to the Closing) or any Company Indemnitees as a result of, in connection with or arising from (i) any inaccuracy in or breach of any representation and warranty of Parent or Newco set forth in this Agreement or in any Parent Document or on the schedules or (ii) any breach of any term, covenant, condition or agreement on the part of Parent or Newco under this Agreement or the Parent Documents.

      8.2 Third Person Claims.

            (a) Promptly after any party hereto who has the right or may have the right to seek indemnification under this Section 8 (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a Person not a party to this Agreement ("Third Person"), or of the commencement of any action or proceeding by a Third Person, the Indemnified Party shall give prompt written notice of such claim or the commencement of such action or proceeding to the Company Indemnifying Party or the Parent Indemnifying Party, as applicable (the "Indemnifying Parties"); provided, however, that the failure to provide such prompt notice shall not release the Indemnifying Parties from any of their obligations under this Article 8 to the extent the Indemnifying Parties are not prejudiced or harmed by such failure. Such notice shall, to the extent known, state in reasonable detail the nature and the basis of such claim and a reasonable estimate of the amount thereof.

            (b) The Indemnifying Parties shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any proceeding (including the consent to entry of any judgment (other than a judgment or dismissal on the merits without costs)) without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

            (c) If the Indemnifying Parties undertake to defend or settle such matter, they shall promptly notify the Indemnified Party of their intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Parties and their counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Parties with any reasonably applicable books, records or information reasonably requested by the Indemnifying Parties that are in the Indemnified Party's possession or control and making available all reasonably applicable personnel and advisors of the Indemnified Party reasonably requested by the Indemnifying Parties.

            (d) All Indemnified Parties shall be represented by the same counsel, which shall be counsel selected by the Indemnifying Parties and reasonably acceptable to the Indemnified Parties, provided that if the Indemnified Parties believe that counsel to the Indemnifying Parties has or may have a conflict of interest or a potential conflict of interest that prevents or could prevent such counsel from properly representing the Indemnified Party, the Indemnified Party shall have the right to control and assume the defense of such matter through one firm of counsel and appropriate local counsel of its own choosing and the Indemnifying Parties will reimburse the Indemnified Party for the reasonable fees and expenses of such counsel. After the Indemnifying Parties have notified the Indemnified Party of their intention to undertake to defend or settle any such asserted Liability, and for so long as the Indemnifying Parties in good faith diligently pursue such defense, the Indemnifying Parties shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted Liability, except (i) as set forth in the preceding sentence, (ii) to the extent such participation of attorneys for the Indemnified Party is requested by the Indemnifying Parties,
(iii) as agreed upon in writing with the Indemnified Party for reasonable fees and expenses, in which event the Indemnified Party shall be reimbursed by the Indemnifying Parties. If the Indemnifying Parties do not promptly and timely undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails to in good faith diligently pursue such defense, the Indemnified Party may control and assume such defense through counsel of its choice, at the cost and expense of the Indemnifying Parties, and the Indemnified Party may settle such matter, and the Indemnifying Parties shall reimburse the Indemnified Party for the amount paid in such settlement and any other Liabilities or expenses (including, without limitation, reasonable legal fees and expenses of such counsel) incurred by the Indemnified Party in connection therewith; provided, however, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Parties, which consent shall not be unreasonably withheld or delayed. All settlements pursuant to this Section 8 shall effect a complete release of the Indemnified Party as to such claims or matters, unless the Indemnified Party otherwise agrees in writing.

            (e) Notwithstanding anything to the contrary in this Section 8, if at any time, in the reasonable opinion of Parent, Newco or, after the Closing Date, the Company (notice of which opinion shall be given in writing to the Indemnifying Party), any Third Person claim seeks prospective relief (other than monetary damages) which could have a materially adverse effect on any such Indemnified Party or any Subsidiary or Affiliate thereof, then such Indemnified Party shall have the right to control and/or assume (as the case may be) the defense of any such Third Person claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense (including, without limitation, legal fees and expenses of counsel, experts, consultants, and engineers) shall be included as part of the indemnification obligations of the Indemnifying Parties hereunder; provided, however, that if such prospective relief is sought from an Indemnifying Party or its Affiliates or Subsidiaries and an Indemnified Party or its Affiliates or Subsidiaries, the Indemnified Party and the Indemnifying Party shall work together and jointly control the defense of such claim. If the Indemnified Party elects to exercise such right, then the Indemnifying Parties shall have the right to participate in, but not control, the defense of such Third Person claim at the sole cost and expense of the Indemnifying Parties provided that the Indemnifying Parties shall only be obligated to reimburse fees and expenses pursuant hereto for one firm of counsel (and appropriate local counsel) for such Indemnified Parties.

      8.3 Limitations on Indemnification.

            (a) No Person shall assert any claim for indemnification hereunder against an Indemnifying Party until such time as the aggregate of all claims which such Persons may have against such Indemnifying Party shall exceed Two Hundred Thousand United States Dollars (US$200,000), exclusive of legal fees and expenses of the Indemnified Party (the "Indemnification Threshold") at which time an Indemnified Party shall be entitled to seek indemnification for the entire amount of all such claims; provided, however, that claims for breaches of the representations and warranties set forth in Sections 3.2 (the last sentence), 3.4, 3.5, 3.6, 3.10(b) (the third, fourth and sixth sentences), 3.14, 3.20, and 3.22 and Sections 4.2 (the last sentence), 4.3 and 4.6 and fraud or intentional misrepresentations or breaches shall not be subject to the Indemnification Threshold limitation set forth in this Section 8.3(a).

            (b) The aggregate Liability of the Indemnifying Parties for indemnification hereunder shall not exceed Fifteen Million United States Dollars (US$15,000,000); provided, however, that claims of breaches of the representations and warranties set forth in Sections 3.2 (the last sentence), 3.4, 3.5, 3.10(b) (the third, fourth and sixth sentences), 3.14, 3.20, 3.22,
3.28(b), 3.30 and 3.31 and Sections 4.2 (the last sentence), 4.3 and 4.6 and fraud or intentional misrepresentations or breaches shall not be subject to the limitation set forth in this Section 8.3(b).

      8.4 Survival of Representations and Warranties. The parties agree that representations and warranties made by the parties in this agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive through and including March 31, 2008 (which date is hereinafter called the "Expiration Date"), except that:

            (a) the representations and warranties contained in Section 3.22 hereof shall survive until 60 days after the applicable statute of limitations period has run for all tax periods ended prior to the Closing Date, which shall be deemed to be the Expiration Date for purposes of this clause (a) and claims arising from a breach of the representations and warranties contained in such
Section 3.21;

            (b) the representations and warranties contained in Section 3.20 hereof shall survive until 60 days after the applicable statute of limitations period has run on all matters covered by Section 3.20, which shall be deemed to be the Expiration Date for purposes of this clause (b) and claims arising from a breach of the representations and warranties contained in such Section 3.20;

            (c) the representations and warranties contained in Section 3.14 hereof shall survive for a period of five years from the Closing Date, which shall be deemed the Expiration Date for purposes of this clause (c) and claims arising from a breach of the representations and warranties contained in such
Section 3.14; and

            (d) the representations and warranties contained in Sections 3.2, 3.3, 3.4 and 3.5 and Sections 4.2 and 4.3 hereof shall survive the Closing Date without time limitation.

9. TERMINATION OF AGREEMENT

      9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

            (a) by mutual consent of the Boards of Directors of Parent and the Company;

            (b) by any party if the transactions contemplated by this Agreement to take place at or prior to the Closing shall not have been consummated by the date one hundred twenty (120) days after the date of this Agreement, unless the failure of such transactions to be consummated is due to the willful failure of the party (including, in the case of Parent and Newco; either Parent or Newco and, in the case of the Company Parent and the Company, either the Company Parent or the Company) seeking to terminate this Agreement to materially perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

            (c) by the Company or Company Parent if a material breach or default shall be made by Parent or Newco (or Parent or Newco's Affiliates) in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made before the Closing Date;

            (d) by Parent or Newco if a material breach or default shall be made by the Company Parent or the Company (or the Company Parent's or the Company's Affiliates) in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made before the Closing Date;

            (e) by Parent or Newco pursuant to Section 5.1(a);

            (f) by Company Parent pursuant to Section 5.1(b);

            (g) by Parent or Newco if (i) the Company Board shall have withdrawn or changed or modified the Company Recommendation in a manner adverse to Parent or (ii) the Company materially breaches its obligations under this Agreement by reason of a failure to call and hold the Company Shareholders Meeting in accordance with Section 5.7 in the event that the Company Written Consents have not been received;

            (h) by the Company Parent or Company if (i) the Parent Board shall have withdrawn or changed or modified the Parent Recommendation in a manner adverse to the Company Parent or (ii) Parent materially breaches its obligations under this Agreement by reason of a failure to call and hold the Parent Shareholders Meeting in accordance with Section 5.7;

            (i) by Parent or Newco, if prior to the Parent Shareholder Approval,
(i) the Board of Directors of Parent authorizes Parent, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal to Parent and Parent notifies the Company in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice and
(ii) the Company does not make, within five (5) Business Days of receipt of the Parent's written notification of its intention to enter into a binding agreement for such Superior Proposal, an offer that the Board of Directors of Parent determines, in good faith after consultation with a reputable financial advisor, is at least as favorable to Parent's shareholders as such Superior Proposal, it being understood that Parent shall not enter into any such binding agreement during such five (5) Business-Day period;

            (j) by Company Parent or the Company, if prior to the Company Shareholder Approval or the receipt by the Company of the Company Written Consents, the (i) Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal to the Company and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (ii) Parent does not make, and Company Parent does not receive from Parent, within three (3) Business Days of receipt by Parent of the Company's written notification of its intention to enter into a binding agreement for such Superior Proposal, a binding written offer by Parent that the Company Board determines, in good faith after consultation with a reputable financial advisor, is at least as favorable to the Company's shareholders as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such three (3) Business-Day period; or

            (k) by the Company or Parent, if the Company Shareholders Meeting or the Parent Shareholders Meeting shall have been held and the Company Shareholder Approval or the Parent shareholder approval shall not have been obtained at such meeting (including any adjournment or postponement thereof permitted by this Agreement) or through the receipt by the Company or Parent of proper written consents sufficient to provide all necessary approvals for this Agreement and the transaction contemplated hereby (the "Company Written Consents" or the "Parent Written Consents," as applicable).

      9.2 Liabilities in Event of Termination(a) . The termination of this Agreement shall not limit any obligation or Liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement.

10. COVENANTS POST-CLOSING

      10.1 Payment of Taxes. All transfer, documentary, sales, use, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer tax and any similar Tax) or the transactions contemplated hereby shall be paid one-half by Company Parent and one-half by Parent or Newco when due, and the Company will, at the expense of the Company, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable legal requirements, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

      10.2 Transfer Restrictions. Unless otherwise agreed by the Company after the Closing, and except for transfers by Parent to a Parent Affiliate or Company Parent to any Company Parent Affiliate who, in either case, agrees in advance of such transfer in a written instrument reasonably satisfactory to the other parties hereto to be subject to this Agreement, none of Parent or Newco, as applicable, or the Company Parent shall sell, assign, exchange, transfer, encumber, pledge, distribute, or otherwise dispose of any shares of Parent Affiliate Company Stock or Company Stock for 12 months from Closing Date. No person shall serve as a member of the Board of Directors or as an officer of Company after Closing who does not agree to be bound by this covenant.

      10.3 Registration of Parent Affiliate Company Stock. Promptly after the Closing, the Company shall register all Parent Affiliate Company Stock pursuant to the Registration Rights Agreement contemplated in Section 7.

      10.4 Cooperation on Tax Matters. From and after the Closing, the Company, the Company Parent, Parent and Newco shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the preparation and filing of any Tax Return, statement, report or form (including without limitation any report required pursuant to Section 6043 of the Code and all regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, Company Parent, Parent and Newco agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any tax period ending on or prior to the Closing Date, and to abide by all record retention agreements entered into with any Tax authority.

11. GENERAL

      11.1 Cooperation. The Company, Parent, the Company, Parent and Newco shall, subject to the terms and provisions hereof, each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional documents and instruments as the other may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement. The Company will cooperate and use its best efforts to have the officers, directors and employees of the Company cooperate with Parent and Company Parent, prior to the Closing Date, and Parent and Newco, on and after the Closing Date, will cause the Company and its officers, directors and employees to so cooperate, in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

      11.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law or as expressly stated hereunder) and shall be binding upon and shall inure to the benefit of the parties hereto. This Agreement is not intended to create any third party beneficiaries other than pursuant to the express provisions of Section 8 hereof.

      11.3 Entire Agreement. This Agreement (including the schedules, exhibits and annexes attached hereto and the documents contemplated hereby and thereby) sets forth the entire understanding of the parties relating to the subject matter of this Agreement and cancels and supersedes all agreements, arrangements and understanding relating thereto made prior to or on the date hereof, written or oral, between the parties to this Agreement.

      11.4 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

      11.5 Brokers and Agents. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims, actions, suits, proceedings, demands or assessments for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

      11.6 Expenses. Except as expressly provided in Section 10.1, whether or not the transactions herein contemplated shall be consummated, (a) Parent and/or Newco shall pay the fees, expenses and disbursements of Parent and/or Newco and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and the transactions contemplated hereby, and (b) the Company Parent shall pay all fees, expenses and disbursements of the Company Parent and the Company and their respective agents, representatives, accountants, counsel and other advisors or professionals incurred in connection with the subject matter of this Agreement and the transactions contemplated hereby incurred, as to the Company, through and including, the Closing.

      11.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, facsimile, or nationally recognized overnight courier, and shall be deemed to have been duly given 1) if delivered by hand, on the date of such delivery, 2) if delivered by facsimile, on the date of such delivery, with receipt of appropriate confirmation, and 3) if delivered by nationally recognized overnight courier, on the business day following dispatch to the respective persons named below:

            (a) If to Parent, or Newco, addressed to them at:

                Avantogen Limited
                4660 La Jolla Village Drive
                Suite 420
                San Diego, CA 92122
                Attn: CEO
                Fax: 858-458-6893
                with copies to:
                Kaye Scholer LLP
                1999 Avenue of the Stars, Suite 1700
                Los Angeles, California  90067-6048
                Attention: Barry Lawrence, Esq.
                Fax: (310) 788-1200

            (b) If to the Company or to Company Parent prior to the Closing Date, addressed to it at:

                Bioaccelerate Holdings, Inc.
                712 Fifth Avenue, 19th Floor
                New York, New York  10019
                Reference: Avantogen Limited/Innovate Oncology, Inc. Transaction

                Fax: (212) 581-1922

Any party may change such party's address for notices by notice duly given pursuant hereto.

      11.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the New York applicable to contracts entirely negotiated, executed and performed within that State, without giving effect to the conflict of law principles thereof.

      11.9 Jurisdiction and Venue.

            (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself, herself or himself and its, hers or his property, to the nonexclusive jurisdiction of any New York state court or U.S. federal court sitting in New York, New York, and any appellate court therefrom, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such New York state court or U.S. federal court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder in any New York state court or U.S. federal court sitting in New York, New York. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

      11.10 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination or investigation on behalf of the parties until the applicable Expiration Date.

      11.11 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      11.12 Time. Time is of the essence with respect to this Agreement.

      11.13 Reformation and Severability. In case any provision of this Agreement shall be held to be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement and the future application of such provision shall not in any way be affected or impaired thereby.

      11.14 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      11.15 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

      11.16 Representation by Counsel. Each party to this Agreement represents and warrants that such party has been represented by counsel in the negotiation, drafting and execution of this Agreement. Accordingly, no provision of this Agreement shall be construed against any party on the grounds that party drafted the provision or caused it to be drafted.

      11.17 Amendments; Waivers. This Agreement may be amended, modified or canceled and the terms or covenants hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

      11.18 Public Announcements. The parties hereto agree that no announcement relating to the transactions contemplated hereby shall be made by any party hereto or any of their Affiliates or representatives without the prior written consent and involvement of each other party, except as may be required by any applicable Law or Governmental Authority.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AVANTOGEN LIMITED


      /s/ Dr. Richard Opara
-----------------------------------
By:   Dr. Richard Opara
Its:  Chairman of the Board

BIOACCELERATE HOLDINGS, INC.


/s/ Lee Cole
-----------------------------------
By:  Lee Cole
Its: Chairman of the Board

INNOVATE ONCOLOGY, INC.


      /s/ Paul Hopper
-----------------------------------
By:   Paul Hopper
Its:  Chairman of the Board

                                     ANNEX I

                      Form of Parent Shareholder Agreement

                                    ANNEX II

                      Form of Company Shareholder Agreement


                                       57